As filed with the U.S. Securities and Exchange Commission on March 16, 2007

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM SB-2 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
______________________________________

Florida	Delek Resources, Inc.	84-1346897
(State or Other Jurisdiction of Incorporation or Organization)	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)

1224 Washington Avenue Miami Beach, FL 33139	1381	Joseph I. Emas 1224 Washington Avenue Miami Beach, Florida 33139 Telephone: (305)531-1174
(Address and telephone number of Principal Executive Offices and Principal Place of Business)	(Primary Standard Industrial Classification Code Number)	(Name, address and telephone number of agent for service)

Copies to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095	Ronald S. Haligman, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
common stock, par value $0.001 per share	8,358,888	shares(2)	$0.15	$1,253,833.20	$134.16
TOTAL	8,358,888	shares(2)	$0.15	$1,253,833.20	$134.16

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)	Represents 11,283,887 shares being registered underlying secured convertible debentures previously issued to Cornell Capital Partners, LP.

(3)	The registration fee has previously been paid.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated March 16, 2007

DELEK RESOURCES, INC.
8,358,888 Shares of common stock

This Prospectus relates to the sale of up to 8,358,888 shares of common stock of Delek Resources, Inc. (“Delek Resources” or the “Company”) by certain persons who are, or will become, stockholders of the Company including Cornell Capital Partners, LP (“Cornell”). The selling stockholder under this Prospectus is Cornell, which may sell up to 8,358,888 shares of common stock underlying secured convertible debentures. Please refer to “Selling Stockholder” beginning on page 12.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board (the “OTCBB”) during the term of this offering. On February 28, 2007, the last reported sale price of our common stock was $0.15 per share. Our common stock is quoted on the OTCBB under the symbol “DLKR.OB.” The price per share of our common stock will fluctuate based on the demand for the shares of common stock.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 6.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the companying registration statement is declared effective by the U.S. Securities and Exchange Commission (the “Commission”).

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

The Commission and state securities regulators have not approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is __________, 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	3
SUMMARY FINANCIAL DATA	6
RISK FACTORS	8
FORWARD-LOOKING STATEMENTS	14
SELLING STOCKHOLDER	15
USE OF PROCEEDS	20
PLAN OF DISTRIBUTION	21
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	22
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	28
DESCRIPTION OF BUSINESS	29
DESCRIPTION OF PROPERTY	32
LEGAL PROCEEDINGS	33
MANAGEMENT	34
PRINCIPAL STOCKHOLDERS	37
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	40
DESCRIPTION OF CAPITAL STOCK	41
EXPERTS	43
VALIDITY OF SECURITIES	43
INTERESTS OF NAMED EXPERT AND COUNSEL	43
LEGAL MATTERS	43
HOW TO GET MORE INFORMATION	43
FINANCIAL STATEMENTS	F-i

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this Prospectus. You should read the entire Prospectus carefully, including “Risk Factors” and our financial statements and the notes to the financial statements before making any investment decision.

Our Company

We were formed on March 10, 1996 as ‘The Havana Republic, Inc.’, a Florida corporation, and engaged in operating upscale cigar emporiums devoted to the sale of premium cigars and cigar related merchandise. The costs associated with our operations made it exceedingly difficult to achieve profitability in that business, which resulted in continuing losses. As a result of those ongoing operating losses and expenses, we had a significant working capital deficit, negative stockholder’s equity, and almost no remaining cash. We were unable to raise the required capital to continue the business in that form and commenced plans to divest all of its operations and sell substantially all of the assets. On September 25, 2002, we entered into an asset purchase agreement whereby all of the operating assets of the Company’s cigar business were exchanged for the assumption of all of our liabilities. The transaction closed on November 15, 2002. As a consequence, we had no assets or material liabilities.

In July 2003, we effectuated a 300 for 1 reverse stock split of our outstanding common stock. The principal effect of the reverse stock split was that the number of shares of our common stock issued and outstanding was reduced from 189,941,113 shares as of June 30, 2003 to approximately 633,133 shares. In addition, our authorized number of shares of common stock was reduced from 500,000,000 shares of common stock to 1,666,666 shares of common stock. Following the reverse stock split, on July 18, 2003, we amended the Articles of Incorporation to increase our authorized number of shares of common stock (post split) from 1,666,666 to 300,000,000 authorized shares of common stock. Our preferred shareholders agreed to the cancellation or conversion of their preferred shares.

On October 20, 2003, Delek Corp., a Texas corporation (“Delek Corp.”), was merged into The Havana Republic, Inc. As consideration for the merger, The Shareholders of Delek Corp. were issued 27,000,000 shares of restricted common stock. Delek Corp. was an oil and gas exploration company with a focus on combining proven undeveloped properties and unproven low risk properties, as well as high risk high reward low expenditure properties. At the time of the merger, Delek Corp. owned all the rights to the leasehold estates known as the Lodgepole Prospect in Stark County, North Dakota. We began the exploration stage in natural gas and oil on July 1, 2004.

In October, 2004, we changed the Company’s name from ‘The Havana Republic, Inc.’ to ‘Delek Resources, Inc.’ Our trading symbol is “DLKR.OB” and we currently trade on the OTCBB.

Going Concern

In their report on our financial statements for the years ended June 30, 2005 and 2006, and for the nine months ended September 2006, our auditors included an explanatory paragraph indicating various factors that raise substantial doubt about our ability to continue as a going concern. Our financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have an accumulated a working deficit of $6,099,915 for the period ended June 30, 2005 and a working deficit of $6,241,939 for the period ended June 30, 2006. We have operating and liquidity concerns, have incurred an accumulated deficit of approximately $10,406,514 through December 31, 2006, and our current liabilities exceeded our current assets by approximately $1,927,142 at December 31, 2006. Our ability to continue as a going concern is dependent upon our ability to secure adequate financing at acceptable terms and attain profitable operations. In addition, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into new or established markets and the competitive environment in which we operate.

Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of us to continue as a going concern. Our management is seeking additional financing and the restructuring of existing debt as well as new business opportunities. In August 2006, in connection with a financing transaction with Cornell, we obtained new secured debt in the form of secured convertible debentures.

About Us

Our principal executive offices are located at 1224 Washington Avenue, Miami Beach, Florida  33139. Our telephone number is (305) 531-1174.

THE OFFERING

The selling stockholder is Cornell, which may sell up to 8,358,888 shares of common stock underlying secured convertible debentures.

Common Stock Offered	8,358,888 shares by the selling stockholder

Total Market Value of the Shares of Common Stock Underlying Convertible Debentures
Based on a closing stock price per share of our common stock of $0.15 on February 28, 2007, the aggregate market value of the shares of our common stock underlying convertible debentures which are being offered for sale under this Prospectus equals $1,253,833.

Offering Price	Market price

Common Stock Outstanding Before the Offering[1]	52,882,960 shares as of February 28, 2007

Use of Proceeds	We will not receive any proceeds from the shares offered by the selling stockholder.

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

Over-the-Counter Bulletin Board Symbol	DLKR.OB
_______________

1	Excludes the 8,358,888 shares of common stock being registered in the accompanying registration statement, which are issuable upon the conversion of previously issued secured convertible debentures.

ADDITIONAL INFORMATION REGARDING THIS OFFERING

Fees Paid Under this Offering

Under the Securities Purchase Agreement, dated August 1, 2006 with Cornell (the “Securities Purchase Agreement”), we issued to Cornell secured convertible debentures in the principal amount of $2,000,000. Pursuant to the Securities Purchase Agreement, we are obligated to pay all costs and expenses incurred by us in connection with the negotiation, preparation, and delivery of the offering transaction documents. In addition, we are paying all costs associated with the registration of the shares of common stock being offered under this Prospectus.

We have paid to Cornell an aggregate of $100,000 from the $2,000,000 of gross proceeds of the sale of the two traunches of the convertible debentures. We have also issued to Cornell warrants to purchase 4,500,000 shares of our common stock at an exercise price of $0.27 for a period of 5 years and issued to Cornell a warrant to purchase 4,500,000 shares of our common stock at an exercise price of $0.18 for a period of 5 years. In addition, in connection with the convertible debenture transaction we paid a structuring fee of $50,000 to Yorkville Advisors, LLC and $25,000 to Kirkpatrick & Lockhart Preston Gates Ellis, our special counsel, in connection with the registration of the shares of common stock being offered under this Prospectus.

The following table shows payments that the Company has paid, or could be required to pay, in connection with convertible debenture transaction with Cornell and potential proceeds to the Company from just the sale of the convertible debentures. We plan to use all proceeds received in connection with the convertible debenture transaction for general corporate and working capital purposes.

For purposes of this table, we have assumed that all $2,000,000 aggregate principal amount of the secured convertible debentures were issued and sold on August 1, 2006.

Maximum Commitment Fee(1)	Structuring and Due Diligence Fees(2)	Maximum Interest Payments(3)	Maximum Redemption Premiums(4)	Maximum Liquidated Damages(5)	Total Maximum Payments(6)	Total Net Proceeds to Company(7)

$200,000	$50,000	$400,000	$400,000	$400,000	$1,250,000	$1,550,000

____________________

(1)
The Company paid Yorkville Advisors, LLC a commitment fee equal to 10% of the $2,000,000 purchase price of the debentures, $200,000, issued pursuant to the Securities Purchase Agreement on a pro rata basis as debentures were issued.

(2)
Pursuant to the Securities Purchase Agreement, the Company paid Yorkville $50,000 in structuring and due diligence fees in connection with the transactions contemplated by the Securities Purchase Agreement.

(3)
Maximum amount of interest that can accrue assuming all the debentures remaining outstanding until the maturity date. The Company, at its option, may pay accrued interest in either cash or, in shares of its common stock.

(4)
Under certain circumstances we have the right to redeem the full principal amount of the debentures prior to the maturity date by repaying the principal plus a redemption premium equal to 20%. This represents the maximum redemption premium the Company would pay assuming we redeem the all of the debentures prior to maturity at the redemption premium.

(5)	Maximum amount of liquidated damages the Company may be required to pay for the twelve months following the sale of the all debentures.

(6)
Total maximum payments that the Company may be required to make for the twelve months following the sale of all the debentures and assuming that it made all of the payments described in footnotes 1 through 5.

(7)	Total net proceeds to the Company assuming that the Company was not required to make any payments as described in footnotes (4) and (5).

We plan to use the proceeds for general corporate purposes and for working capital. The following table summarizes the potential proceeds available to the Company pursuant to the financing with Cornell and Cornell’s return on investment. For purposes of this table, we have assumed that all $2,000,000 aggregate principal amount of convertible secured debentures were issued and sold on August 1, 2006 and that Cornell exercises all of the in-the-money warrants on a cash basis.

Total Gross Proceeds Payable to Company(1)	Total Maximum Payments by Company(2)	Net Proceeds to Company(3)	Total Possible Profit to Cornell(4)	Return on Investment(5)

$4,025,000	$450,000	$3,575,000	1,468,161	123.75%
_________________

(1)	Total gross proceeds payable to the Company.

(2)	Total maximum payments payable by Company, which included the $200,000 commitment fee and the $50,000 structuring/due-diligence fee.

(3)	Total net proceeds to the Company calculated by subtracting the result in footnote (2) from the result in footnote (1).

(4)
Total possible profit to Cornell based on the aggregate discount to market price of the conversion of the convertible debentures and warrants, based on a lowest-volume weighted-average price during the 30 trading days prior to August 1, 2006 of $0.1881 and a closing market price of the common stock on August 1, 2006 equal to $0.25.

(5)
Percentage equal to the total amount of possible payments to Cornell under the convertible debentures ($450,000) plus total possible discount to the market price of the shares underlying the convertible debentures ($658,161), plus profit from 4,500,000 warrants in the money as of August 1, 2006 ($810,000), divided by the net proceeds to the Company resulting from the sale of the convertible debentures ($1,550,000).

Liquidated Damages Under the Convertible Debenture Transaction

As of February 28, 2007, we owe Cornell approximately $40,000 as a result of the registration statement not being effective by January 1, 2007. The maximum amount of liquidated damages that the Company could owe Cornell under the convertible debentures is $400,000.

SUMMARY FINANCIAL DATA

The following selected financial data have been derived from the Company’s and its predecessor’s consolidated financial statements which have been audited by Jewett Schwartz & Associates, LLP, an independent registered public accounting firm, as of and for the years ended June 30, 2006 and 2005. The audit reports filed with the Annual Reports on Form 10-KSB for the year ended June 30, 2006 and 2005, as filed with the Commission. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the unaudited periods. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Prospectus and the Consolidated Financial Statements and notes thereto included in this Prospectus.

DELEK RESOURCES, INC. AND SUBSIDIARIES
SUMMARY OF STATEMEMENTS OF OPERATIONS

	For the Six Months Ended December 31,	For the Year Ended June 30,	Period from July 1, 2004 (exploration date to September 30,
	2006	2006	2006

REVENUES	$—	$—	$—

EXPENSES:
Exploration costs	630,216	—	2,596,495
General and administrative	178,466	138,761	539,845
Stock compensation	1,250,000	3,263	4,973,120
TOTAL OPERATING EXPENSES	2,058,682	142,024	8,109,469

NET LOSS	$4,144,575	$(142,024)	$9,949,532

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.08)	$(0.00)	$(0.24)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	50,402,082	36,238,481	40,621,085

DELEK RESOURCES, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED BALANCE SHEET

	For the Six Months Ended	For the Year Ended
	December 31, 2006	June 30, 2006	June 30, 2005

ASSETS

CURRENT ASSETS
Cash	$—	$4	$47
Short Term Investments	1,009,250	—	—
TOTAL ASSETS	$1,009,250	$4	$47

LIABILITIES AND SHAREHOLDS' DEFICIT

CURRENT LIABILITIES
Accrued expenses	- -	15,601	444
Accounts payable	$6,539	—	—
Accrued interest	72,055	—	—
Due to related party	17,714	1,524,815	1,696,257
Derivative liability	2,012,110	—	—
Convertible debenture - current, net	827,974	—	—
TOTAL	$2,936,392	$1,540,419	$1,696,257

SHAREHOLDERS' DEFICT
Common stock, no par value authorized 300,000,000 shares authorized; 52,882,960 shares issued and outstanding and additional paid-in capital as of December 31, 2006 and June 30, 2006; 37,749,627 shares issued and outstanding and additional paid-in capital as of June 30, 2006	14,828,817	12,004,003	11,705,740
Accumulated deficit (pre-exploration stage)	(7,282,479)	(7,282,479)	(7,282,479)
Accumulated deficit (from July 1, 2004)	(10,406,514)	(6,261,936)	(6,199,915)

TOTAL SHAREHOLDERS' DEFICIT	(2,860,176)	(1,540,415)	(1,696,654)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$1,009,250	$4	$47

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our Auditors Have Expressed An Opinion That There Is Substantial Doubt About Our Ability To Continue As A Going Concern

In their reports for the fiscal year ended June 30, 2005 and June 30, 2006 and the quarterly period ended December 31, 2006, our auditors, Jewett, Schwartz & Associates, expressed an opinion that there is substantial doubt about our ability to continue as a going concern. We have been in the exploration stage on July 1, 2004 and have had no revenues since inception. We accumulated a deficit of $10,406,514 for the period ended December 31, 2006. As of December 31, 2006, our current liabilities exceeded current assets by approximately $1,927,142. Our financial statements have been prepared assuming that we will continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of recorded assets, or the amounts and classification of liabilities that might be necessary in the event we cannot continue in existence. If we are unable to continue as a going concern, you will lose your entire investment.

We Have A Working Capital Deficit, Which Means That Our Current Assets On December 31, 2006 Were Not Sufficient To Satisfy Our Current Liabilities On That Date, And Therefore Our Ability To Continue Operations Is At Risk

We had $1,009,250 of current assets and $2,936,392 in current liabilities, which means that we have a working capital of $1,927,142 at December 31, 2006. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets were not sufficient to satisfy all of our current liabilities on that date, which places our ability to continue operations at risk and may result in us curtailing or ceasing our operations.

Our Obligations Under The Secured Convertible Debentures Are Secured By All Of Our Assets Which Cause Our Operations To Cease If We Default

Our obligations under the secured convertible debentures issued to Cornell are secured by all of our assets. We agreed to secure convertible debentures pursuant to a Security Agreement under which we pledged all of our assets, including without limitation our machinery, equipment, furniture, furnishings, fixtures, signs, lights, tools, parts, supplies and motor vehicles, all of our inventory, all of our contract rights and general intangibles, all of our documents, warehouse receipts, instruments and chattel paper, all of our accounts and other receivables, instruments or other forms of obligations and rights to payment together with the proceeds thereof, to the extent assignable, all of our rights under all present and future authorizations, permits, licenses and franchises issued or granted in connection with the operations of any of its facilities, and all products and proceeds (including, without limitation, insurance proceeds) from the above-described assets. A default by us under the secured convertible debentures would enable the holders to take control of substantially all of our assets. The holders of the convertible debentures have no operating experience in our industry. If we were to default and the holders of the convertible debentures were to take over control of our Company, they could force us to substantially curtail or cease our operations. If this were to happen, any investment in our Company would become substantially devalued.

Because Of The Speculative Nature Of Natural Gas And Oil Exploration, There Is Substantial Risk That No Commercially Exploitable Natural Gas Or Oil Will Be Found And That This Business Will Fail

The search for commercial quantities of natural gas and oil as a business is extremely risky. The properties which we may lease may not contain commercially exploitable quantities of natural gas or oil. The exploration expenditures to be made by us may not result in the discovery of commercial quantities of natural gas or oil. For example, in 2004, we began drilling in the Hardeman Basin in Western Texas, but the drilling proved unsuccessful. We may encounter problems such as unusual or unexpected formations and other conditions are involved in natural gas or oil exploration and often result in unsuccessful exploration efforts. We may not be able to discover and produce commercial quantities of natural gas or oil. If we do not discover and produce commercial quantities of natural gas or oil, we will not have any products or services to offer and our business could fail.

Because Of The Inherent Dangers Involved In Natural Gas And Oil Exploration, There Is A Risk That We May Incur Liability Or Damages As We Conduct Our Business

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, explosions and other hazards against which we cannot insure or against which we may elect not to insure. In addition, we may be subject to certain liability with respect to certain federal and state environmental laws. We do not maintain insurance against such hazards. The payment of such liabilities, should they arise in the future, may have a material adverse effect on our financial position, liquidity or results of operations.

We Will Be Required To Rely Upon Services Provided To Us By Third Parties, And Cannot Predict Our Relationship With Such Parties

We expect to be totally dependant upon third-party providers to enable us to engage in all of our business activities. Such parties may include, but may not be limited to, consultants engaged to provide reserve calculations, production optimization, and seismic interpretation; production equipment designers, production equipment suppliers and third party drilling contractors. We will not have the independent ability to transact any of the business that we expect to undertake. Accordingly, we will be required to establish and maintain strategic relationships with a wide array of third party providers in order to engage in any meaningful business activity. If we are unable to establish and maintain relationships with such third party providers our business prospects will be hurt.

We Will Be Subject To Government Regulation, And Compliance With Such Laws May Result In Increases in The Cost Of Business While Failure To Comply May Result In Litigation

Due to the nature of our business in natural gas and oil exploration, we are subject to federal, state and laws and regulations. Numerous governmental agencies issue regulations to implement and enforce such laws, and compliance is often difficult and costly. Failure to comply may result in substantial costs and expenses, including possible civil and criminal penalties. These laws and regulations may:

•	require the acquisition of a permit before drilling commences;

•	restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production and processing activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, frontier and other protected areas;

•	require remedial action to prevent pollution from former operations such as plugging abandoned wells; and

•	impose substantial liabilities for pollution resulting from operations.

In addition, these laws, rules and regulations may restrict the rate of natural gas and crude oil production below the rate that would otherwise exist. The regulatory burden on the industry increases the cost of doing business and consequently affects our profitability. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal or clean-up requirements could adversely affect its financial position, results of operations and cash flows. While we believe that we are in substantial compliance with current applicable environmental laws and regulations, and have not experienced any materially adverse effect from compliance with these environmental requirements, we cannot assure you that this will continue in the future. Any adverse impact of complying with existing or newly created laws and regulations with respect to our business or industry may increase our cost of doing business, change the manner in which we expect to engage in business or otherwise have a detrimental impact upon our business.

Because We Have Not Commenced Business Operations And We Have A Limited Operating History, We Face A High Risk Of Business Failure

We have a limited operating history upon which an evaluation of our future performance can be made. You should be aware of the difficulties normally encountered by new natural gas and oil exploration companies similarly situated to us and the high rate of failure of such enterprises. If we do not successfully address the risks facing us, then our future business prospects will be significantly limited and, as a result, the trading price of our common stock would likely decline significantly. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. You should consider the likelihood of our future success to be highly speculative in view of our limited operating history, as well as the complications frequently encountered by other companies in the early stages of development. If we realize problems, additional costs, difficulties, complications or delays in connection with our exploration activities, it will have a material adverse effect on our business, results of operations and financial condition, and as a result, our business could fail.

We Could Fail To Attract Or Retain Key Personnel, Which Could Result In The Company Curtailing Its Business

Our success largely depends on the efforts and abilities of key executives, such as Leonard Sternheim, our Chairman and President. The loss of Mr. Sternheim’s services could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on Mr. Sternheim. In addition, we may need to attract additional high quality technical and consulting personnel. To the extent that we are smaller than our competitors and have fewer resources, we may not be able to attract the sufficient number and quality of staff.

Even If We Discover Commercial Quantities Of Natural Gas, We May Not Be Able To Successfully Obtain Commercial Production

Even if our exploration programs are successful in establishing commercial quantities of natural gas or oil, we will still require additional funds to place the properties on which we find gas or oil into production. If we are not able to successfully obtain commercial productions, our business, results of operation and financial condition could be adversely affected.

Our Industry Is Subject To Intense Competition And Competitive Pressures Could Adversely Affect Our Business, Results Of Operations And Financial Condition

The natural gas and oil industry is very competitive. The prices of natural gas and oil are affected by continuous shifts in supply and demand. For example, natural gas is becoming the preferred source of energy over fossil fuels because it is an environmentally friendlier source of energy. The demand for natural gas is increasing and whether or not their will be an adequate supply is very uncertain. Numerous well-established companies are focusing significant resources on exploration and may be able to compete more effectively than we could. However, we do not expect that the price of natural gas will drop in the near future. Due to these factors, we expect competition to intensify, particularly with respect to the acquisition of natural gas exploration services from independent contractors. Given our limited operating history and limited resources, we may not be able to compete successfully and competitive pressures may adversely affect our business, results of operations and financial condition.

We Are Subject To Price Volatility Due To Our Operations Materially Fluctuating; As A Result, Any Quarter-To-Quarter Comparisons In Our Financial Statements May Not Be Meaningful

As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

•	The level of consumer product demand;

•	Weather conditions;

•	Domestic and foreign governmental regulations;

•	The price and availability of alternative fuels;

•	Technical advances affecting energy consumption;

•	Proximity and capacity of oil and gas pipelines and other transportation facilities;

•	Political conditions in natural gas and oil producing regions;

•	The domestic and foreign supply of natural gas and oil;

•	The ability of members of Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	The price of foreign imports; and

•	Overall domestic and global economic conditions.

We Have Had Negative Cash Flows From Operations. Our Business Operations May Fail If Our Actual Cash Requirements Exceed Our Estimates, And We Are Not Able To obtain Further Financing

We have had negative cash flows from operations. To date, we have incurred significant expenses and have not had any revenues. In order to implement our business plan and grow our operations, we need additional financing, We may not be able to obtain additional equity or debt financing on acceptable terms if and when we need it. Additional funding may not be available to us, and, even if it is available, such financing may be (i) extremely costly, (ii) dilutive to existing stockholders and/or (iii) restrictive to our ongoing operations. If we are unable to obtain such additional capital, we may be required to reduce our operations, which could adversely affect our business, financial condition and results of operations or cease operations. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.

Our common stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the Nasdaq automated quotation system;

•	(Nasdaq listed stock must still have a price of not less than $5.00 per share); or

•
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

RISKS RELATED TO THIS OFFERING

Existing Shareholders Will Experience Significant Dilution From The Conversion Of The Secured Convertible Debentures

Cornell may convert the secured convertible debentures described herein into shares of our common stock, at a conversion price which is the lower of (i) $0.216 or (ii) a 5% discount to the lowest volume weighted average price of the common stock during the thirty trading days immediately preceding the conversion date. The subsequent sale of such shares by Cornell could cause significant downward pressure on the price of our common stock. This is especially the case if the shares being placed into the market exceed the market’s demand for the shares of our common stock. As the stock price of our common stock declines, Cornell will be entitled to receive an increasing number of shares under the convertible debentures. The sale of such increasing number of shares by Cornell could cause further downward pressure on the stock price to the detriment and dilution of existing investors, as well as investors in this offering. Further, there is no maximum number of shares that we might be required to issue under securities with market-price based conversion or exercise prices, such as securities issued in connection with the secured convertible debentures, except for the 4.99% limitation on Cornell’ ownership interest in us at any one time. However, Cornell may increase its share ownership above 4.99% by waiving the limitation upon not less than 65 days prior written notice to us. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue upon conversion of the secured convertible debentures. If our stock price is lower, then our existing stockholders would experience greater dilution.

The Selling Stockholders May Sell Their Shares Of common stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders may sell in the public market up to 11,283,887 shares of common stock being registered in this offering. That means that up to 11,283,887 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the Commission will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Material Amounts Of common stock Under The Accompanying Registration Statement Could Encourage Short Sales By Third Parties

In many circumstances the issuance of convertible securities for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the funds raised will be used to grow the Company. Such an event could place further downward pressure on the price of common stock.

Any outstanding amounts under the secured convertible debentures are convertible at the lower of (i) $0.216 or (ii) 5% discount to the lowest volume weighted average price of the common stock during the thirty trading days immediately preceding the conversion date. As a result, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. Persons engaging in short sales first sell shares that they do not own, and thereafter, purchase shares to cover their previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short-sales.

If there are significant short sales of our stock, the price decline that would result from this activity will cause our share price to decline more so which in turn may cause long holders of our stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock the price will decline. It is not possible to predict if the circumstances where by a short sales could materialize or to what our share price could drop. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the OTCBB. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

The Sequential Purchase and Sale of Market-Price Based Securities in the Context of a Declining Market Price Could Result in a Change of Control.

In the event of a decline in the market price of our common stock, through the purchase and conversion of shares under the convertible debentures or exercise of the warrants, the subsequent resale of such shares could result in us issuing a sufficient number of shares of common stock registered in this offering, which if held by one or more stockholders working together, could result in a change of control.

FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our natural gas or oil will continue to be high, that our President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Increases in selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder. A description of the selling shareholder’s relationship to the Company and how the selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering (1)
Cornell	2,777,454(2)	4.99%	8,358,888(3)	0%
Total	2,777,454(2)	4.99%	8,358,888(3)	0%

_________________________________________

*	Less than 1%.

(1)
Applicable percentage of ownership is based on 52,882,960 shares of common stock outstanding as of February 28, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of February 28, 2007, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 28, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)
Includes 2,777,454 shares of common stock issuable upon the conversion of the secured convertible debentures held by Cornell that are convertible into shares of common stock within 60 days of February 28, 2007 , such that the number of shares beneficially owned by Cornell, upon giving effect to the conversion under the Secured Convertible Debentures, would not cause the aggregate number of shares beneficially owned by Cornell and its affiliates to exceed 4.99% of our total outstanding shares . The amount of shares that Cornell beneficially owns at one particular point in time is a function of these factors: (i) the 4.99% ownership limitation imposed on Cornell in the secured convertible debenture and the warrants; (ii) the amount of debt and interest thereon converted; (iii) the rate at which the debt is converted based on the lower of the fixed conversion price or the stock price at the time of conversion; (iv) sales by Cornell of registered stock received by them upon conversion of debt. Based on the interplay of these factors, as our stock price declines, Cornell would receive an increased number of shares upon conversion of the convertible debentures. As of February 28, 2007, Cornell does not hold any shares of records. Pursuant to the terms of the secured convertible debentures held by Cornell the 4.99% ownership limitation may be waived in writing upon 65 days written notice from Cornell. As of the date of filing of this Registration Statement, we have not received any such notice of default or written notice waiving the 65 days holding period from them.

(3)
Consists of 8,358,888 shares of common stock underlying secured convertible debentures issued to Cornell pursuant to the Securities Purchase Agreement, dated August 1, 2006. The Company determined that 8,358,888 shares was the appropriate number to register, as the 8,358,888 shares equal 30% of the Company’s issued and outstanding common stock held by non-affiliates as of the date the Company entered into the convertible debenture transaction with Cornell. All investment decisions of, and control of, Cornell are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors.

The following information contains a description of each selling shareholder’s relationship to the Company and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with the Company, except as follows:

Shares Acquired In Financing Transactions With Delek Resources

Overview of Selling Shareholder

The selling shareholder in this offering is Cornell, an investment firm commonly referred to as a “private equity fund”. Cornell frequently makes investments in convertible debentures similar to those entered into by the Company. Cornell is organized as an exempted limited partnership under the laws of the Cayman Islands. Yorkville Advisors, LLC, a Delaware limited liability company (“Yorkville”), is the investment manager of Cornell. The members of Yorkville are Mark Angelo, Matthew Beckman, Gerald C. Eicke and David Gonzalez. Mark Angelo holds a majority of the memberships in Yorkville and is thereby, the majority owner of Yorkville. Mr. Angelo also makes all investment decisions on behalf of Cornell. Mr. Angelo has, consequently, effectively decided to invest the funds of Cornell in the Company and, as a result of that decision, could in the event of default, through his control of Yorkville and Cornell, become the beneficial owner of a significant number of the shares of the Company’s common stock. Neither Cornell nor Yorkville are registered with the Commission as an investment advisor or broker-dealer and, accordingly, Messrs. Angelo, Beckman, Eicke, and Gonzalez are not persons associated with a broker-dealer.

In the three years prior to entering into the Securities Purchase Agreement, issuing the convertible debentures, and entering into the other convertible debenture transaction documents, the Company had no prior transactions or relationship with Cornell nor any affiliate of Cornell. In addition, the Company does not have any future arrangements or relationships with Cornell, any affiliate of Cornell, or any person with whom Cornell has a contractual relationship regarding the convertible debenture transaction. Based on information obtained from Cornell, Cornell, and/or any of its affiliates, does not have an existing short position in the Company’s common stock. The Securities Purchase Agreement contains anti-short-selling representation from Cornell.

Description of Financing Documents with Cornell

In connection with this Offering, we executed a Securities Purchase Agreement, two convertible debentures for an aggregate principal amount of $2,000,000, an Investor Registration Rights Agreement, Irrevocable Transfer Agent Instructions, a Security Agreement granting Cornell a blanket security interest in all of the Company’s assets, two warrants to purchase an aggregate of 9,000,000 shares of the Company’s common stock, and an Insider Pledge Agreement pledging 14,000,000 shares of the Company’s common stock beneficially owned by Mr. Leonard Sternheim, our Chief Executive Officer and Director, to secure the Company’s obligation, in connection with the sale of the convertible debentures. All of the above-referenced documents are provided as exhibits to the accompanying registration statement. Other than anti-dilution provisions contained in the convertible debentures and warrants, there are no provisions in the financing documents that could result in a change in the conversion price of the convertible debentures and/or the exercise price of the warrants. Management of the Company believes that it will have the financial ability to pay the obligations under the convertible debentures when due. The Company is not obligated to make any payments under the convertible debentures until their respective maturity dates.

Pursuant to the Securities Purchase Agreement, we issued an aggregate principal amount of $2,000,000 of secured convertible debentures, which was funded in two equal traunches of $1,000,000 on August 1, 2006 and September 11, 2006, respectively. For purposes of the table below, we have assumed that all $2,000,000 aggregate principal amount of the convertible secured debentures were issued and sold on August 1, 2006.

Market Price(1)	Conversion Price(2)	Total Shares Underlying Convertible Debentures(3)	Total Value of Shares at Market Price(4)	Total Value of Shares at Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.24	$0.1887	10,598,834	$2,543,720	$2,000,000	$543,720

_____________

(1)	Market price per share of our common stock on the date of the sale of the debentures.

(2)
Conversion price per share of the Company’s common stock underlying the debentures on the date of the sale of the debentures. Pursuant to the terms of the debentures, the conversion price is equal to the lesser of the fixed conversion price of $0.216, or the market conversion price, defined as 95% of the lowest daily volume weighted average trading prices per share of our common stock during the 30 trading days immediately preceding the conversion date, as quoted by Bloomberg, LP. The lowest price during that period was $0.1887, thus the conversion price on the date of the sale of the debentures was $0.1887.

(3)
Total number of shares of common stock underlying the debentures assuming full conversion as of the date of the sale of the debentures. Furthermore, since the conversion price of the debentures can decrease as the market price decreases, the actual number of shares that underlie the debentures can also fluctuate.

(4)
Total market value of shares of common stock underlying the debentures assuming full conversion as of the date of the sale of the debentures and based on the market price of the common stock on the date of the sale of the debentures.

(5)	Total value of shares of common stock underlying the debentures assuming full conversion of the debentures as of the date of the sale of the debentures and based on the conversion price.

(6)	Discount to market price calculated by subtracting the result in footnote (5) from the result in footnote (4).

We also issued to Cornell Capital warrants to purchase aggregate total of 9,000,000 shares of our common stock, exercisable on a cash basis provided we are not in default the convertible debentures with the aggregate exercise price of $2,025,000 if exercised on a cash basis.

Warrant	Market Price(1)	Exercise Price(2)	Total Shares Underlying the Warrant(3)	Total Value of Shares at Market Price(4)	Total Value of Shares at Exercise Price(5)	Total Possible Discount to Market Price(6)

Warrant	$0.24	$0.27	4,500,000	$1,080,000	$1,215,000	$0.00
Warrant	$0.24	$0.18	4,500,000	$1,080,000	$810,000	$270,000

____________________

(1)	Market price per share of our common stock on the date of the sale of the warrants.

(2)
Exercise price per share of the Company’s common stock on the date of the sale and issuance of the warrants. The exercise price of the warrants is fixed pursuant to the terms of each of the warrants except that each of the warrants contain anti-dilution protections which in certain circumstances, may result in a reduction to the exercise price.

(3)
Total number of shares of common stock underlying each warrant assuming full exercise as of the date of the sale of the warrants. Upon certain adjustments of the exercise price of the warrants, the number of shares underlying the warrants may also be adjusted such that the proceeds to be received by us would remain constant. .

(4)
Total market value of the shares of common stock underlying each warrant assuming full exercise of each warrant as of the date of the sale of the warrants based on the market price of the common stock on the date of the sale of the warrants.

(5)	Total value of shares of common stock underlying each warrant assuming full exercise of each warrant as of the date of the sale of the warrants and based on the conversion price.

(6)	Discount to market price calculated by subtracting the result in footnote (5) from the result in footnote (4).

The table below describes the fees and payments that could possibly make under the convertible debentures. For purposes of this table, we have assumed that all $2,000,000 aggregate principal amount of secured convertible debentures were issued and sold on August 1, 2006.

Maximum Commitment Fee(1)	Structuring and Due Diligence Fees(2)	Maximum Interest Payments(3)	Maximum Redemption Premiums(4)	Maximum Liquidated Damages(5)	Total Maximum Payments(6)	Total Net Proceeds to Company(7)

$200,000	$50,000	$200,000	$400,000	$400,000	$1,250,000	$1,550,000

____________________

(1)
The Company paid Yorkville Advisors, LLC a commitment fee equal to 10% of the $2,000,000 purchase price of the debentures, $200,000, issued pursuant to the Securities Purchase Agreement on a pro rata basis as debentures were issued.

(2)
Pursuant to the Securities Purchase Agreement, the Company paid Yorkville $30,000 in structuring and due diligence fees in connection with the transactions contemplated by the Securities Purchase Agreement.

(3)
Maximum amount of interest that can accrue assuming all the debentures remaining outstanding until the maturity date. The Company, at its option, may pay accrued interest in either cash or, in shares of its common stock.

(4)
Under certain circumstances we have the right to redeem the full principal amount of the debentures prior to the maturity date by repaying the principal plus a redemption premium equal to 20%. This represents the maximum redemption premium the Company would pay assuming we redeem the all of the debentures prior to maturity at the redemption premium.

(5)	Maximum amount of liquidated damages the Company may be required to pay for the twelve months following the sale of the all debentures.

(6)
Total maximum payments that the Company may be required to make for the twelve months following the sale of all the debentures and assuming that it made all of the payments described in footnotes 1 through 5.

(7)	Total net proceeds to the Company assuming that the Company was not required to make any payments as described in footnotes (4) and (5).

We plan to use the proceeds for general corporate purposes and for working capital. The following table summarizes the potential proceeds available to the Company pursuant to the financing with Cornell and Cornell’s return on investment. For purposes of this table, we have assumed that all $2,000,000 aggregate principal amount of convertible secured debentures were issued and sold on August 1, 2006 and that Cornell exercises all of the in-the-money warrants on a cash basis.

Total Gross Proceeds Payable to Company(1)	Total Maximum Payments by Company(2)	Net Proceeds to Company(3)	Total Possible Profit to Cornell(4)	Return on Investment(5)

$4,025,000	$450,000	$3,575,000	$1,468,161	123.75%

(1)	Total gross proceeds payable to the Company.

(2)	Total maximum payments payable by Company, which included the $200,000 commitment fee and the $50,000 structuring/due-diligence fee.

(3)	Total net proceeds to the Company calculated by subtracting the result in footnote (2) from the result in footnote (1).

(4)
Total possible profit to Cornell based on the aggregate discount to market price of the conversion of the convertible debentures and warrants, based on a lowest-volume weighted-average price during the 30 trading days prior to August 1, 2006 of $0.1881 and a closing market price of the common stock on August 1, 2006 equal to $0.25.

(5)
Percentage equal to the total amount of possible payments to Cornell under the convertible debentures ($450,000) plus total possible discount to the market price of the shares underlying the convertible debentures ($658,161), plus profit from 4,500,000 warrants in the money as of August 1, 2006 ($810,000), divided by the net proceeds to the Company resulting from the sale of the convertible debentures ($1,550,000).

Number of Shares Outstanding Prior to Cornell Transaction(1)	Number of Previously Registered Shares on Behalf of Cornell(2)	Number of Shares Registered on Behalf of Cornell(3)
27,862,960	-0-	8,358,888

____________________

(1)
Represents the number of shares of common stock of the Company issued and outstanding as of August 1, 2006 (prior to the transaction with Cornell) held by persons other than Cornell, affiliates of Cornell and affiliates of the Company.

(2)	Represents the total number of shares of common stock of the Company previously registered on behalf of Cornell and/or Cornell’s affiliates prior to the accompanying registration statement.

(3)	Represents the total number of shares of common stock of the Company being registered in the accompanying registration statement.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we may receive proceeds from the exercise of warrants which underlying shares of common stock are being registered in this accompanying Registration Statement. Out of the total principal amount of $2,000,000, we received net proceeds of $1,725,000.

We have represented to Cornell that the net proceeds under the secured convertible debentures will be used for general corporate and working capital purposes only.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the OTCBB or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the OTCBB or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell was formed in February 2000 as a Delaware limited partnership. Cornell is a domestic hedge fund in the business of investing in and financing public companies. Cornell does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell and its controlling persons against certain liabilities, including liabilities under the 1933 Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The estimated offering expenses consist of: (i) a SEC registration fee of $500, (ii) printing expenses of $2,500; (iii) accounting fees of $20,000, (iv) legal fees of $50,000; and (v) miscellaneous expenses of $17,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

The selling stockholders are subject to applicable provisions of the 1934 Act, and its regulations, including, Regulation M. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-B and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis contains various “forward looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding future events or the future financial performance of the Company that involve risks and uncertainties. Certain statements included in this Form 10-QSB, including, without limitation, statements related to anticipated cash flow sources and uses, and words including but not limited to “anticipates”, “believes”, “plans”, “expects”, “future” and similar statements or expressions, identify forward looking statements. Any forward-looking statements herein are subject to certain risks and uncertainties in the Company’s business, including but not limited to, reliance on key customers and competition in its markets, market demand, product performance, technological developments, maintenance of relationships with key suppliers, difficulties of hiring or retaining key personnel and any changes in current accounting rules, all of which may be beyond the control of the Company. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth therein.

Management’s Discussion and Analysis of Consolidated Results of Financial Condition or Plan of Operation (“MD&A”) should be read in conjunction with the consolidated financial statements included herein. Further, this quarterly report on Form 10-QSB should be read in conjunction with the Company’s Consolidated Financial Statements and Notes to Consolidated Financial Statements included in its 2006 Annual Report on Form 10-KSB. In addition, you are urged to read this report in conjunction with the risk factors described herein.

The Company was formed as a Florida corporation on March 10, 1996, by the name of ‘The Havana Republic, Inc.’ and was engaged in the business of owning and operating upscale cigar emporiums devoted to the sale of premium cigars and cigar related merchandise. The costs associated with the operations made it exceedingly difficult to achieve profitability, and resulted in continuing losses. As a result of those ongoing operating losses and expenses, the Company had a significant working capital deficit, negative stockholder’s equity, and almost no remaining cash. The Company was unable to raise the required capital to continue its business in that form and commenced plans to divest all of its operations and sell substantially all of its assets. On September 25, 2002, the Company entered into an asset purchase agreement whereby an entity formed by Stephen Schatzman, a director and shareholder and chief executive officer at that time, acquired all of the operating assets of the Company’s cigar business in exchange for the assumption of all of the Company’s liabilities. The transaction closed on November 15, 2002. As a consequence, the Company had no assets or material liabilities.

On October 2, 2002, a preferred shareholder converted his preferred shares into 100,000,000 shares of common stock.

In July, 2003, the Company effectuated a 1 for 300 reverse stock split of our outstanding common stock. The principal effect of the reverse stock split was that the number of shares of our common stock issued and outstanding was reduced from 189,941,113 shares as of June 30, 2003 to approximately 633,133 shares. In addition, the Company’s authorized number of shares of common stock was reduced from 500,000,000 shares of common stock to 1,666,666 shares of common stock. Following the reverse stock split on July 18, 2003, the Company amended its Articles of Incorporation to increase our authorized umber of shares of common stock (post split) from 1,666,666 to 500,000,000 authorized shares of common stock. The Company’s preferred shareholders agreed to the cancellation or conversion of their preferred shares.

In October 2003, Delek Corp., a Texas corporation, was merged into The Havana Republic, Inc. As consideration for the merger, Delek Corp. or its designees were issued 27 million shares of the Company’s restricted common stock. Delek Corp. is an oil and gas exploration company with its focus on combining proven undeveloped properties and unproven low risk properties, as well as high risk high reward low expenditure properties.

In November 2003, a limited liability company wholly-owned by shareholders of the Company paid a deposit of $20,000 to an oil and gas company for the right to purchase leasehold estates known as the Gallagher Gap Prospect in the State of Nevada. The total purchase price of such leasehold estates is $100,000 and as of June 30, 2004, the Company recorded the $20,000 as due to related party.

In January 2004, a limited liability company wholly-owned by shareholders of the Company entered a lease agreement for the rights to 240 acres of land in Beauregard Parrish in the southern region of the State of Louisiana. Under the terms of the lease agreement, the lease obligation for such land shall be satisfied through the application of future revenues, as defined. There can be no assurances that any production may occur or, if productions occurs, that it may prove profitable.

In October, 2004, the Company changed its name from ‘The Havana Republic, Inc.’ to ‘Delek Resources, Inc.’ and was assigned a new symbol of “DLKR” for the trading of its common stock on the OTCBB market.

Business Projects

Joint Venture Agreement With Les Iles Petroles Internationaux, LLC

Pursuant to a 2004 letter of intent for a joint venture agreement with Les Iles Petroles Internationaux, LLC, an affiliated company, we have secured several leases to do exploration in the Williston Basin of North Dakota and in the Hardeman Basin in Western Texas. The joint venture is for the exploration of the geologic formations called the Lodgepole reefs. The joint venture provides us with a 20% interest in up to 100 future drilling sites. Management believes that a final agreement will lead to a larger pool of locations to drill and therefore increases the chance of success of a drilling program. As of the date hereof, we have not entered into a final agreement with Les Iles Petroles Internationaux, LLC.

The Lodgepole Reef Fairway Play - Williston Basin, Montana

In 2004, we leased two Lodgepole reefs prospects. This is an exploration activity for the Mississippian aged Lodgepole carbonate build-ups in the Williston Basin of Montana and North Dakota. A new exploration technique is being applied to this exploration activity. The Lodgepole limestone was deposited in a very shallow ancestral Williston Basin. The carbonate formation was developed as thousands of small, circular limestone build-ups, or “reefs”. The average distribution of the build-ups is about 4 reefs per square-mile section. The Lodgepole reefs were deposited within a “fairway” a thousand miles long and thirty miles wide on the shelf of the Williston Basin. The reservoirs may produce as much as 2,000 barrels per day (“BOPD”) at depths of 500 to 9,500 feet. The most prolific reefs have each produced as much as 4,000,000 barrels of light, sweet oil. There can be no assurances that any production may occur or, if productions occurs, that it may prove profitable.

The Hardeman Basin in Western Texas

In 2004, we began drilling in the Hardeman Basin in Western Texas. We conducted drilling in the Caldwell #1 in Hardeman County and Patterson Rig #31, to a total depth of 9,500 feet. The drilling was not successful and we have terminated our efforts in the Hardeman Basin in Western Texas.

The Lodgepole Formation - North Dakota

On May 3, 2005, we finalized an agreement on a multi-well joint venture agreement to drill in North Dakota. The initial program is for one well with an option on another twelve wells. The target is the Lodgepole Formation. In the Lodgepole Formation, the average Lodgepole completion has an estimated recovery of 1,000,000 barrels and 500 million cubic feet, with the larger ones having as much as 4,000,000 barrels and 1 billion cubic feet. The target depth is 9600 feet. There can be no assurances that we will be able be successful and achieve profitability in the drilling of these wells.

The Lodgepole Formation - Valley County, Montana

On August 22, 2006, we entered into a Participation Agreement (“Agreement”), with three other companies to participate in a twin well to Evaline 1-18 Well, located in Section 18, Township 30 North Range 45 East in Valley County, Montana. The expected cost of the twin well is $600,000 for drilling, completion and connection of the production to the existing surface facilities at the well. Pursuant to the Agreement, the cost is divided into six parts and each signatory to the Agreement is obligated to pay a pro-rata share of the cost upon execution of the Agreement. We have signed this Agreement to obtain the opportunity to drill into a Lodgepole Reef, already known to contain oil and gas. The Evaline 1-18 produced from the lower edge of a Lodgepole reef when it was completed in December 2002 at calculated rates of 1400 barrels of oil per day from drill stem test results and 1508 barrels of oil per day from initial production testing before drawing in water. The twin to the Evaline 1-18 will target the higher top of the reef further from the water contact.

Competition

Competition in the oil and gas industry is extreme. We compete with major oil companies and large independents for the acquisition of leases and properties. Most competitors have financial and other resources which substantially exceed those of ours. Resources of our competitors may allow them to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than us. Our ability to replace and expand our reserves is dependent on our ability to select and acquire producing properties and prospects for future drilling.

Customers

If production begins from our properties, we anticipate typical customers will be marketers of oil and natural gas products and the Company will seek end-users for the sale of our production.

Patents, Trademarks & Licenses

We do not own any patents, trademarks, copyrights or other forms of intellectual property.

Critical Accounting Policies

Our discussion and analysis of our financial condition are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses and related disclosure of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to inventories, revenues, deferred income taxes and long-lived assets. We based our estimates on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its financial statements.

Income Taxes

We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by use of a valuation allowance. The principal types of temporary differences between assets and liabilities for financial statement and tax return purposes are net operating loss carry forwards.

Loss per Common Share

Basic loss per share is computed by dividing net loss, after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share are computed by dividing net loss by the weighted average number of shares of common stock and potentially dilutive securities outstanding during each period. Potentially dilutive securities have not been included in the computation of diluted loss per share because it would be anti-dilutive.

Revenue Recognition

We recognize revenue when earned on the basis of production for drilling operations pursuant of the terms of the relevant mining agreements and SAB 101 and SAB 104.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proven reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proven reserves, geological and geophysical costs, and costs of carrying and retaining unproven properties are expensed.

Unproven oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company’s experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit or proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

Other Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for over the estimated useful lives of the respective assets using the straight-line method for financial reporting purposes and the accelerated method for income tax purposes. Amortization of the leasehold improvements is provided for on the straight-line method over the term of the lease. Maintenance, repairs, and minor renewals are charged to expense as incurred while expenditures that materially increase values, change capacities, or extend useful lives are capitalized.

Stock Based Compensation

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123. Effective January 1, 2006, the Company has fully adopted the provisions of SFAS No. 123R and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company applies this statement prospectively.

Recent Accounting Pronouncements

SFAS 155, Accounting for Certain Hybrid Financial Instruments and SFAS 156, Accounting for Servicing of Financial Assets were recently issued. SFAS 155 and 156 have no current applicability to the Company and have no effect on the financial statements.

Going Concern

Our auditors included an explanatory paragraph indicating various factors that raise substantial doubt about our ability to continue as a going concern. Our financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have operating and liquidity concerns, have incurred an accumulated deficit of approximately $10,406,514 through the period ended December 31, 2006, and our current liabilities exceeded current assets by approximately $1,927,142 at December 31, 2006. Our ability to continue as a going concern is dependent upon our ability to secure adequate financing at acceptable terms and attain profitable operations. In addition, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into new or established markets and the competitive environment in which we operate.

Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of us to continue as a going concern. Our management is seeking additional financing and the restructuring of existing debt as well as new business opportunities. In August 2006, in connection with the financing transaction with Cornell Capital Partners, we obtained new secured debt in the form of secured convertible debentures.

Results Of Operations For The Quarter Ended December 31, 2006, Compared To The Quarter Ended December 31, 2005

Revenues

Revenue for the quarter ended December 31, 2006 and December 31, 2005 was $0.

Operating Expenses

Operating expenses for the three months and six months ended December 31, 2006 were $235,124 and $1,990,205 respectively compared to operating expenses of $37,612 and $67,637 for the three months and six months ended December 31, 2005. The increase in operating expenses three months and six months ended December 31, 2006 is primarily as a result of the stock compensation costs of $1,250,000 for the six months ended December 31, 2006 and the exploration costs of $149,999 and $620,216 for the three months and six months ended December 31, 2006 respectively.

Results Of Operations For The Year Ended June 30, 2006, Compared To The Year Ended June 30, 2005

Revenues

Revenue for the year ended June 30, 2006 and June 30, 2005 was $0.

Operating Expenses

Operating expenses for the fiscal year ended June 30, 2006 were $142,024, a decrease of 965%, compared to the same period ended June 30, 2005, where operating expenses were $4,104,637. Operating expenses in 2006 consisted of $138,76 in general and administrative fees and $3,263 in stock compensation. For the fiscal year ended 2006, there was a decrease of $23,541 in general and administrative fees, a decrease of $3,716,603 in stock compensation and no exploration costs.

Results Of Operation Since July 1, 2004

We began the exploration stage on July 1, 2004. Since July 1, 2004, we have not had any revenues for the fiscal years ended June 30, 2004 and June 30, 2005. Since July 1, 2004, our net loss for the fiscal years ended June 30, 2004 and June 30, 2005 was $1,999,278 and $4,104,637. The increase in the net loss from the fiscal year ended June 30, 2004 to the fiscal year ended June 30, 2005 was due to a 33% increase in administrative expenses (from $122,465 to $162,302) and an increase of 444% in stock compensation (from $683,395 to $3,719,866).

Liquidity And Capital Resources

Since our inception, we have sustained losses. Our operations and growth were previously funded by the sale of common stock, preferred stock and convertible debentures and will be funded through an offering of equity and warrants.

As of December 31, 2006, we had no cash and short term investments of $1,009,250 (as a result of the sale of securities during the previous quarter) and $2,936,392 in current liabilities. In July 2006 the Company sold a total of 333,332 units for gross proceeds of $50,000. Each unit consists of one share of common stock at a price of $0.15 and one warrant to purchase a share of common stock at a price of $0.25. The warrants expire one year from the date of issuance.

On August 1, 2006, we entered into a Securities Purchase Agreement pursuant to which we may sell to Cornell Capital Partners convertible debentures in the aggregate principal amount of $2,000,000, plus accrued interest. The secured convertible debentures are convertible, at Cornell Capital Partner’s discretion, into shares of our common stock. Out of the total principal amount of $1,000,000, in August 2006, we received net proceeds of $825,000 on August 3, 2006. The secured convertible debentures issued to Cornell Capital Partners, LP on August 1, 2006 have a 36-month term, accrue annual interest of 10%, and can be converted, at the holder’s option, at a conversion price equal to either (a) $0.216 or (b) ninety five percent (95%) of the lowest volume weighted average price of our common stock during the thirty (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP. The debentures may be redeemed by the Company at any time, in whole or in part. If on the date of redemption, the closing price of our common stock is greater than the conversion price in effect, we shall pay a redemption premium of 20% of the amount redeemed in addition to such redemption. Upon redemption we shall issue to Cornell Capital Partners warrants to purchase 25,000 shares of common stock at an exercise price of 120% of the bid price of our common stock on the closing date, as quoted by Bloomberg, LP, for every $100,000 redeemed. The secured convertible debenture is secured by substantially all our assets.

In connection with the Securities Purchase Agreement, we issued two warrants to Cornell Capital Partners. The first warrant issued to Cornell Capital Partners for 4,500,000 shares of our common stock has an exercise price equal to $0.18, which may be adjusted under the terms of the warrant. The second warrant to Cornell Capital Partners for 4,500,000 shares of our common stock has an exercise price equal to $0.27, which may be as adjusted under the terms of the warrant. The warrants have a term of five years and shall expire on from August 1, 2011.

Off-Balance Sheet Arrangements

There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

CHANGES IN AND DISAGREEMENTS

WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF BUSINESS

The Company

We were formed as ‘The Havana Republic, Inc.,’ a Florida corporation, on March 10, 1996 and engaged in the business of operating upscale cigar emporiums devoted to the sale of premium cigars and cigar related merchandise. The costs associated with our operations made it exceedingly difficult to achieve profitability in the business, which resulted in continuing losses. As a result of those ongoing operating losses and expenses, we had a significant working capital deficit, negative stockholder’s equity, and almost no remaining cash. We were unable to raise the required capital to continue its business in that form and commenced plans to divest all of its operations and sell substantially all of its assets. On September 25, 2002, we entered into an asset purchase agreement whereby all of the operating assets of the Company’s cigar business were exchanged for the assumption of all of our liabilities. The transaction closed on November 15, 2002. As a consequence, we had no assets or material liabilities.

On October 2, 2002, a preferred shareholder converted his preferred shares into 100,000,000 shares of common stock.

On July 24, 2003, we effectuated a 1 for 300 reverse stock split of our outstanding common stock. The principal effect of the reverse stock split was that the number of shares of our common stock issued and outstanding was reduced from 189,941,113 shares as of June 30, 2003 to approximately 633,133 shares. In addition, our authorized number of shares of common stock was reduced from 500,000,000 shares of common stock to 1,666,666 shares of common stock. Following the reverse stock split, the Company amended the Company’s Articles of Incorporation to increase our authorized number of shares of common stock (post split) from 1,666,666 to 300,000,000 authorized shares of common stock. Our preferred shareholders agreed to the cancellation or conversion of their preferred shares.

Although shareholders have approved the right to a change in the domicile of the Company, management has not determined when or if to implement a change of domicile.

On October 20, 2003, Delek Corp., a Texas corporation, was merged into The Havana Republic, Inc. As consideration for the merger, Delek Corp. or its designees were issued 27 million shares of restricted common stock. Delek Corp. was an oil and gas exploration company with its focus on combining proven undeveloped properties and unproven low risk properties, as well as high risk high reward low expenditure properties. At the time of the merger Delek Corp. owned all the rights to the leasehold estates known as the Lodgepole Prospect in Stark County, North Dakota.

In November 2003, a limited liability company wholly-owned by shareholders of the Company paid a deposit of $20,000 to an oil and gas company for the right to purchase leasehold estates known as the Gallagher Gap Prospect in the State of Nevada. The total purchase price of such leasehold estates is $100,000.

In January 2004, a limited liability company wholly-owned by shareholders of the Company entered a lease agreement for the rights to 240 acres of land in Beauregard Parrish in the southern region of the State of Louisiana. Under the terms of the lease agreement, the lease obligation for such land shall be satisfied through the application of future revenues, as defined. There can be no assurances that any production may occur or, if productions occurs, that it may prove profitable.

In October, 2004, we changed our name from ‘The Havana Republic, Inc.’ to ‘Delek Resources, Inc.’ Our trading symbol is “DLKR.OB” and we are currently trading on the OTCBB.

Business Projects

Joint Venture Agreement With Les Iles Petroles Internationaux, LLC

Pursuant to a 2004 letter of intent for a joint venture agreement with Les Iles Petroles Internationaux, LLC, an affiliated company, we have secured several leases to do exploration in the Williston Basin of North Dakota and in the Hardeman Basin in Western Texas. The joint venture is for the exploration of the geologic formations called the Lodgepole reefs. The joint venture provides us with a 20% interest in up to 100 future drilling sites. Management believes that a final agreement will lead to a larger pool of locations to drill and therefore increases the chance of success of a drilling program. As of the date hereof, we have not entered into a final agreement with Les Iles Petroles Internationaux, LLC.

The Lodgepole Reef Fairway Play - Williston Basin, Montana

In 2004, we leased two Lodgepole reefs. This is an exploration activity for the Mississippian aged Lodgepole carbonate build-ups in the Williston Basin of Montana and North Dakota. A new exploration technique is being applied to this exploration activity. The Lodgepole limestone was deposited in a very shallow ancestral Williston Basin. The carbonate formation was developed as thousands of small, circular limestone build-ups, or “reefs”. The average distribution of the build-ups is about 4 reefs per square-mile section. The Lodgepole reefs were deposited within a “fairway” a thousand miles long and thirty miles wide on the shelf of the Williston Basin. The reservoirs may produce as much as 2,000 barrels per day (“BOPD”) at depths of 500 to 9,500 feet. The most prolific reefs have each produced as much as 4,000,000 barrels of light, sweet oil. There can be no assurances that any production may occur or, if productions occurs, that it may prove profitable.

The Hardeman Basin in Western Texas

In 2004, we began drilling in the Hardeman Basin in Western Texas. We conducted drilling in the Caldwell #1 in Hardeman County and Patterson Rig #31, to a total depth of 9,500 feet. The drilling was not successful and we have terminated our efforts in the Hardeman Basin in Western Texas.

The Lodgepole Formation - North Dakota

On May 3, 2005, we finalized an agreement on a multi-well joint venture agreement to drill in North Dakota. The initial program is for one well with an option on another twelve wells. The target is the Lodgepole Formation. In the Lodgepole Formation, the average Lodgepole completion has an estimated recovery of 1,000,000 barrels and 500 million cubic feet, with the larger ones having as much as 4,000,000 barrels and 1 billion cubic feet. The target depth is 9600 feet. There can be no assurances that we will be able be successful and achieve profitability in the drilling of these wells.

The Lodgepole Formation - Valley County, Montana

On August 22, 2006, we entered into a Participation Agreement (“Agreement”), with three other companies to participate in a twin well to Evaline 1-18 Well, located in Section 18, Township 30 North Range 45 East in Valley County, Montana. The expected cost of the twin well is $600,000 for drilling, completion and connection of the production to the existing surface facilities at the well. Pursuant to the Agreement, the cost is divided into six parts and each signatory to the Agreement is obligated to pay a pro-rata share of the cost upon execution of the Agreement. We have signed this Agreement to obtain the opportunity to drill into a Lodgepole Reef, already known to contain oil and gas. The Evaline 1-18 produced from the lower edge of a Lodgepole reef when it was completed in December 2002 at calculated rates of 1400 barrels of oil per day from drill stem test results and 1508 barrels of oil per day from initial production testing before drawing in water. The twin to the Evaline 1-18 will target the higher top of the reef further from the water contact

Competition

Competition in the oil and gas industry is extreme. We compete with major oil companies and large independents for the acquisition of leases and properties. Most competitors have financial and other resources which substantially exceed those of ours. Resources of our competitors may allow them to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than us. Our ability to replace and expand our reserves is dependent on our ability to select and acquire producing properties and prospects for future drilling.

Customers

Once production begins from our properties, typical customers will be marketers of oil and natural gas products and the Company will seek end-users for the sale of our production.

Patents, Trademarks & Licenses

We do not own any patents, trademarks, copyrights or other forms of intellectual property.

Patents, Trademarks & Licenses

We do not own any patents, trademarks, copyrights or other forms of intellectual property.

Need For Governmental Approval And The Effects Of Regulations

We are subject to various laws and regulations of the United States, and the states and municipalities in which we operate that govern the exploration, development and production of natural gas and oil. While we believe that we are in substantial compliance with current applicable environmental laws and regulations, and have not experienced any materially adverse effect from compliance with these environmental requirements, we cannot assure you that this will continue in the future. Any adverse impact of complying with existing or newly created laws and regulations with respect to our business or industry may increase our cost of doing business, change the manner in which we expect to engage in business or otherwise have a detrimental impact upon our business.

Research & Development

We have not performed any research and development since our inception. We have not spent any funds of research and development in the past two fiscal years ended June 30, 2005 and 2006.

DESCRIPTION OF PROPERTY

We maintain our corporate offices at 1224 Washington Avenue, Miami Beach, FL 33139. There is no cost to us for the use of these offices. We believe that our facilities are adequate for our needs in the near future.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each of the Company’s executive officers as of February 28, 2007. Subject to rights under any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.

Name	Age	Position
Leonard Sternheim	29	President, Acting Chief Financial Officer and Chairman of the Board of Directors

All directors have a term of office expiring at the next annual general meeting, unless re-elected or earlier vacated in accordance with the Bylaws. All officers have a term of office lasting until their removal or replacement by the Board of Directors.

The following is a biographical summary of the experience of each of the executive officers:

Leonard Sternheim. Leonard Sternheim, 29, has been President, Chief Accounting Officer and Sole Director of the Company since March 1, 2003. From 2001 to 2003, Mr. Sternheim was a consultant to the Stratos Group, a New York consulting business that assists emerging companies. Mr. Sternheim attended the Theological School of Peekskill, New York.

Committees Of The Board Of Directors

Currently, the Board does not have any committees.

Compensation Of Directors

We do not provide any compensation to directors.

Family Relationships

There are no family relationships on the Board of Directors.

Involvement In Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Compliance With Section 16 (a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and executive officers, and person who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us copies of all Section 16(a) forms they file. Based on the Section 16 filings, as filed with the SEC, we believe that our officers and directors complied with the requirements of Section 16(a).

Code Of Ethics

We have adopted a corporate code of ethics in May 2004. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. The Code of Business Conduct was filed as Exhibit 14.1 to our Annual Report on Form 10-QSB for March 31, 2004 as filed on May 19, 2004.

Executive Compensation

The following table sets forth certain information with respect to the compensation of the Named Executive Officers. The “Named Executive Officers” include, (i) the Company’s Chief Executive Officer (ii) the Company’s executive officers as of December 31, 2006 (iii) two additional individuals who were not executive officers as of December 31, 2006. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the periods set forth below.

Summary Compensation Table
		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal year Ended December 31	Salary ($)*	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Leonard Sternheim	2006	$120,000	$—	$—	—
	2005	$120,000	$—	$—	—
	2004	$120,000	$—	$—	—
	2003	$120,000	$—	$—	—
There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Mr. Sternheim has deferred compensation until such time as the Company realizes revenue.

Option/SAR Grants

No individual grants of stock options, whether or not in tandem with stock appreciation rights (“SARs”) and freestanding SARs have been made to any executive officer or any director since our inception, accordingly, no stock options have been exercised by any of the officers or directors in fiscal year ended 2006.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation Of Directors

The directors did not receive any other compensation for serving as members of the board of directors. The Board has not implemented a plan to award options. There are no contractual arrangements with any member of the board of directors.

We do not intend to pay any additional compensation to our directors. As of the date hereof, we have not entered into employment contracts with any of our officers and we do not intend to enter into any employment contracts until such time as it profitable to do so.

Employment Agreements And Arrangements

Effective as of January 1, 2003, the Company entered into an employment agreement for Mr. Sternheim for a period of three years, at an annual salary of $120,000. Pursuant to the Employment Agreement, the Company agreed to reimburse Mr. Sternheim for all reasonable and necessary expenses incurred in carrying out his duties as Chief Executive Officer. The Company also agreed to grant Mr. Sternheim as many options to purchase the Company’s common stock as determined by the Board of Directors. The Employment Agreement terminated on January 1, 2006, and as of the date of this Registration Statement, the Company and Mr. Sternheim did not enter into another formal employment agreement.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of each class of the Company’s voting securities as of February 28, 2007, by (i) each person or company known by us to be the beneficial owner of more than 5% of our outstanding shares, (ii) each director of the Company or any nominee for directorship, (iii) the Chief Executive Officer of the Company and each of the other ‘Named Executive Officers’ and (iv) all directors and ‘Named Executive Officers’ of the Company as a group.

Name of Beneficial Owner and Address(1)(2)	Amount and Nature Beneficial Owner	Position	Percent of Class (1)
Officers and Directors
Leonard Sternheim	15,270,000	President, Acting Chief Financial Officer and Chairman of the Board of Directors	28.87%

Officers and Directors as a Group (1 Person)	15,270,000		28.87%

Shareholders

Mark A. Bush	3,000,000		5.67%
3858 Westheimer Ste 708
Houston, TX 77057

Kent Couillard	3,750,000		7.09%
1270-1130 W. Pender
Vancouver BC, Canada

Joseph I. Emas	3,000,000		5.67%
1224 Washington Avenue
Miami Beach, FL 33139

_______________

*	Indicates ownership of less than 1%.

(1)
Applicable percentage of ownership is based on 52,882,960 shares of common stock outstanding as of February 28, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of February 28, 2007, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 28, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)	The address of all individuals, entities and stockholder groups listed in the table is c/o Delek Resources Solutions, Inc., 1224 Washington Avenue, Miami Beach, Florida 33139.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our common stock is currently listed on the Bulletin Board published by the National Quotation Bureau, Inc. Our common stock trades under the symbol “DLKR.OB” For the periods indicated, the following table presents the range of high and low closing sale prices for our common stock, which have been obtained from Pink Sheets, LLC.

YEAR 2004	High Bid	Low Bid
1st Quarter Ended September 31, 2003	$0.550	$0.080
2nd Quarter Ended December 31, 2003	$1.250	$0.350
3rd Quarter Ended March 31, 2004	$1.800	$0.590
4th Quarter Ended June 30, 2004	$1.700	$0.700

YEAR 2005	High Bid	Low Bid
1st Quarter Ended September 31, 2004	$0.700	$0.410
2nd Quarter Ended December 31, 2004	$0.580	$0.300
3rd Quarter Ended March 31, 2005	$0.900	$0.300
4th Quarter Ended June 30, 2005	$0.480	$0.190

YEAR 2006	High Bid	Low Bid
1st Quarter Ended September 31, 2005	$0.370	$0.120
2nd Quarter Ended December 31, 2005	$0.220	$0.125
3rd Quarter Ended March 31,2006	$0.220	$0.130
4th Quarter Ended June 30, 2006	$0.205	$0.100

YEAR 2007	High Bid	Low Bid
1st Quarter Ended September 31, 2006	$0.25	$0.15
2nd Quarter Ended December 31, 2006	$0.181	$0.091

Quotations since our stock began trading on the OTCBB may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The number of stockholders of record of the Company’s common stock at February 28, 2007 was approximately 215. This number does not include shares held by brokerage clearing houses, depositories or otherwise in unregistered form.

Dividends

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent.

Securities Authorized For Issuance Under Equity Compensation Plans

We have not issued any securities under equity compensation plans.

Issuances Of Unregistered Securities

During the past three years the registrant has issued the following securities without registration under the Securities Act of 1933, as amended:

On August 1, 2006, we entered into a Securities Purchase Agreement pursuant to which we may sell to Cornell convertible debentures in the aggregate principal amount of $2,000,000, plus accrued interest. The secured convertible debentures are convertible, at Cornell’ discretion, into shares of our common stock. Out of the total principal amount of $1,000,000, in August 2006, we received net proceeds of $825,000 on August 3, 2006. The remaining $1,000,000, representing the second tranche of the gross proceeds, was funded on September 12, 2006. The secured convertible debentures issued to Cornell on August 1, 2006 have a 36-month term, accrue annual interest of 10%, and can be converted, at the holder’s option, at a conversion price equal to either (a) $0.216 or (b) ninety five percent (95%) of the lowest volume weighted average price of our common stock during the thirty (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP. The debentures may be redeemed by the Company at any time, in whole or in part. If on the date of redemption, the closing price of our common stock is greater than the conversion price in effect, we shall pay a redemption premium of 20% of the amount redeemed in addition to such redemption. Upon redemption, we shall issue to Cornell warrants to purchase 25,000 shares of common stock at an exercise price of 120% of the bid price of our common stock on the closing date, as quoted by Bloomberg, LP, for every $100,000 redeemed. The secured convertible debenture is secured by substantially all our assets. In connection with the Securities Purchase Agreement, we issued two warrants to Cornell. The first warrant issued to Cornell for 4,500,000 shares of our common stock has an exercise price equal to $0.18, which may be adjusted under the terms of the warrant. The second warrant to Cornell for 4,500,000 shares of our common stock has an exercise price equal to $0.27, which may be as adjusted under the terms of the warrant. The warrants have a term of five years and shall expire on from August 1, 2011.

In July 2006, we sold a total of 333,332 units for gross proceeds of $50,000. Each unit consists of one share of common stock at a price of $0.15 and one Warrant to purchase a share of common stock at a price of $0.25. The warrants expire one year from the date of issuance. In July 2006, we also issued 16,100,000 shares of our common stock to the following individuals and entities: 9,300,000 shares of common stock to Leonard Sternheim, a director of the Company, in cancellation of debt owed by us to Mr. Sternheim; 2,000,000 shares of common stock to Joseph I. Emas for legal services; 2,000,000 shares of common stock to Kent Couillard for consulting services; 1,500,000 shares of common stock to Isaac Sternheim & Co. for consulting services; and 1,300,000 shares of common stock to three investors pursuant to a private placement offering.

During the quarter ended March 31, 2006 the company sold to various investors a total of 1,966,666 ‘units’ for gross proceeds of $295,000. Each unit consists of one share of common stock at a price of $0.15 and one warrant to purchase a share of common stock at a price of $0.25. The warrants expire one year from the date of issuance.

During the fiscal year ended June 30, 2005 we issued a total of 6,294,801 shares of common stock with a fair market value of $3,719,866 for services, to various entities and individuals.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe that all prior related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties.

Since 2004, Leonard Sternheim, our President and Chairman, has paid the exploration and operating expenses on behalf of the Company. As of June 30, 2006, the executive had paid a total of $1,164,815 to us. In addition, as of June 30, 2006, we owed the executive $360,000 in accrued salary. We paid the debt owed to Mr. Sternheim after entering into the financing transaction with Cornell, and as of the date of the filing of this report, we have fully repaid Mr. Sternheim.

DESCRIPTION OF CAPITAL STOCK

common stock

We are authorized to issue 300,000,000 shares of common stock, no par value, of which 52,882,960 were issued and outstanding at February 28, 2007. The securities being offered hereby are common stock, with one vote per share on all matters to be voted on by shareholders, without any right to accumulate their votes. Shareholders have no preemptive rights and have no liability for further calls or assessments on their shares. The shares of common stock are not subject to repurchase by the Company or conversion into any other security. All outstanding shares of common stock are fully paid and non assessable.

Shareholders are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available therefore and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all net assets available for distribution to such holders after satisfaction of all of our obligations, including stock preferences. It is not anticipated that we will pay any dividends in the foreseeable future since we intend to follow the policy of retaining its earnings to finance the growth of its business. Future dividend policies will depend upon our earnings, financial needs and other pertinent factors.

Preferred Stock

At the inception of the Company, the Board of Directors had the authority, without further action by stockholders, to issue up shares of preferred stock in one or more series and to fix the powers, designations, rights, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. On March 23, 2003, we filed a Definitive Information Statement on Form 14C whereby the Company’s shareholders approved the elimination of the preferred stock. On July 18, 2003, we filed Articles of Amendment to our Articles of Incorporation to eliminate the classes of preferred stock.

Warrants

Warrants

In connection with the Securities Purchase Agreement, dated August 1, 2006, we issued two warrants to a total of 9,000,000 shares of common stock to Cornell. The first warrant issued to Cornell for 4,500,000 shares of our common stock has an exercise price equal to $0.18, which may be adjusted under the terms of the warrant. The second warrant to Cornell for 4,500,000 shares of our common stock has an exercise price equal to $0.27, which may be as adjusted under the terms of the warrant. The warrants have a term of five years and shall expire on from August 1, 2011.

During the quarter ended March 31, 2006, we sold to various investors a total of 1,966,666 ‘units’ for gross proceeds of $295,000. Each unit consists of one share of common stock at a price of $0.15 and one warrant to purchase a share of common stock at a price of $0.25. The warrants expire one year from the date of issuance.

In July 2006, we sold a total of 333,332 units for gross proceeds of $50,000. Each unit consists of one share of common stock at a price of $0.15 and one warrant to purchase a share of common stock at a price of $0.25. The warrants expire one year from the date of issuance.

Options

As of February 28, 2007, there are no outstanding options.

Transfer Agent

Our transfer agent is Liberty Transfer, LLC. Its address is 191 New York Avenue Huntington, NY 11743 and its telephone number is (631) 385-1616.

Limitation Of Liability: Indemnification

Our Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Florida law. Our Bylaws also permit us to obtain insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. We believe that the provisions in its Articles of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Delek Resources pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Our Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include a prohibition on the call of special meetings of stockholders by persons other than the Board of Directors, and a requirement of advance notice for the submission of stockholder proposals or director nominees.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal year ended June 30, 2005 and 2004 has been audited by Jewett Schwartz & Associates, LLP. The reports of Jewett Schwartz & Associates, LLP are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Jewett Schwartz & Associates, LLP contained elsewhere in this prospectus contain an explanatory paragraph regarding its ability to continue as a going concern.

VALIDITY OF SECURITIES

The validity of the shares offered herein will be opined on for us by Joseph I. Emas, Attorney at Law, which has acted as our special legal counsel in connection with the Registration Statement. The opinion shall be filed by amendment.

INTERESTS OF NAMED EXPERT AND COUNSEL

LEGAL MATTERS

The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable will be passed upon for us by Joseph I. Emas, Attorney at Law, which does not have any interests in our Company and has never been employed by our Company on a contingent basis.

The audited consolidated financial statements of the Company for the year ended June 30, 2005 and June 30, 2004 have been audited by Jewett Schwartz & Associates, LLP, which do not have any interests in Delek Resources and have never been employed by our Company on a contingent basis.

HOW TO GET MORE INFORMATION

We have filed with the Commission a registration statement on Form SB-2 under the 1933 Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

DELEK RESOURCES, INC.
f/k/a THE HAVANA REPUBLIC, INC.
AND SUBSIDIARIES

F-i

DELEK RESOURCES, INC.
(AN EXPLORATION STAGE COMPANY)

F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

BALANCE SHEET
(Unaudited)
December 31, 2006

ASSETS
CURRENT ASSETS
Cash	$—
Short term investments	1,009,250

TOTAL ASSETS	$1,009,250

LIABILITIES AND SHAREHOLDS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$6,539
Accrued interest	72,055
Due to related party	17,714
Derivative liability	2,012,110
Convertible debenture - current, net of deferred fees of $112,367	827,974
Total current liabilities	2,936,392

LONG TERM LIABILITIES:
Convertible debenture - long term, net of deferred fees of $126,625	933,034

SHAREHOLDERS’ DEFICIT
Convertible preferred stock - Series A, authorized 2,500 shares, 0 shares issued and outstanding	—
Convertible preferred stock - Series B, authorized 500,000 shares, 0 shares issued and outstanding	—
Convertible preferred stock - Series C, authorized 100 shares, 0 shares issued and outstanding	—
Convertible preferred stock - Series D, authorized 50 shares, 0 shares issued and outstanding	—
common stock, no par value authorized 300,000,000 shares authorized; 52,882,960 shares issued and outstanding and additional paid-in capital	14,828,817
Accumulated deficit (pre-exploration stage)	(7,282,479)
Accumulated deficit (exploration stage July 1, 2004 to September 30, 2005)	(10,406,514)
TOTAL SHAREHOLDERS’ DEFICIT	(2,860,176)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,009,250

See accompanying notes to the financial statements.

DELEK RESOURCES, INC.
(AN EXPLORATION STAGE COMPANY)

F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

STATEMENTS OF OPERATIONS
(Unaudited)
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005
AND THE PERIOD JULY 1, 2004 (EXPLORATION DATE) TO DECEMBER 31, 2006

	For the three months ended		For the six months ended		Period from July 1, 2004 (Exploration date to)
	December 31,		December 31,		December 31,
	2006	2005	2006	2005	2006

REVENUES	$—	$—	$—	$—	$—

EXPENSES:
Exploration costs	149,000		630,216		2,745,498
General and administrative	86,124	37,612	178,466	67,637	601,994
Stock compensation	—	—	1,250,000	—	4,973,129
TOTAL OPERATING EXPENSES	235,124	37,612	2,058,682	67,637	8,320,621

OTHER INCOME (EXPENSES):
Amortization expense	(24,226)	—	(35,968)	—	(35,968)
Interest expense	(48,081)		(72,055)		(72,055)
Derivative expense	(183,789)	—	(2,012,110)	—	(2,012,110)
Interest Income	34,240	—	34,240	—	34,240
Total other expenses	(221,856)	—	(2,085,893)	—	(2,085,893)

NET LOSS	$(456,980)	$(37,612)	$(4,144,575)	$(67,637)	$(10,406,514)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.01)	$(0.00)	$(0.08)	$(0.00)	$(0.28)
WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING - BASIC AND DILUTED	52,882,956	35,732,707	50,402,082	35,730,258	37,764,357

See accompanying notes to the financial statements.

DELEK RESOURCES INC. F/K/A/ THE HAVANA REPUBLIC, INC.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIENCY
(Unaudited)
For the Period June 1, 2005 (Exploration Date) to September 30, 2006

	Preferred Stock A		Preferred Stock B		Preferred Stock C		Preferred Stock D		common stock and Additional Paid-in Capital		Accumulated Deficit (Pre-Exploration	Accumulated Deficit July 1, 2004 (Exploration
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Stage)	Stage)	Total

Balance - June 30, 2003	114	$158,078	200,000	$40,000	89.30	$893,248	50	$500,000	633,112	$5,691,153	$(7,282,479)	$—	$—

Cancellation of preferred stock	(114)	(158,078)	(200,000)	(40,000)	(89.30)	(893,248)	(50)	(500,000)	(633,112)	1,591,326			—

Issuance of common stock	—	—	—	—	—	—	—	—	27,000,001	683,395	—	—	683,395

Capital contribution										20,000			20,000

Net loss for the year ended June 30, 2004	—	—	—	—	—	—	—	—	—	—		(2,015,278)	(2,015,278)

Balance June 30, 2004	—	—	—	—	—	—	—	—	27,000,001	7,985,874	(7,282,479)	(2,015,278)	(1,311,883)

Issuance of common stock for services	—	—	—	—	—	—	—	—	8,727,877	3,719,866	—	—	3,719,866

Net loss for the year ended June 30, 2005	—	—	—	—	—	—	—	—	—	—		(4,104,637)	(4,104,637)

Balance June 30, 2005	—	—	—	—	—	—	—	35,727,878	11,705,740	(7,282,479)	(6,119,915)	(1,696,654)

Issuance of common stock for services	—	—	—	—	—	—	—	—	21,750	3,263	—	—	3,263

Sale of common stock	—	—	—	—	—	—	—	—	1,999,999	295,000	—	—	295,000

Net loss for the year ended June 30, 2006	—	—	—	—	—	—	—	—	—	—		(142,024)	(142,024)

Balance June 30, 2006	—	$—	—	$—	—	$—	—	$—	37,749,627	$12,004,003	$(7,282,479)	$(6,261,939)	$(1,540,415)

Issuance of common stock for services	—	—	—	—	—	—	—	—	5,500,000	1,250,000	—	—	1,250,000

Sale of common stock	—	—	—	—	—	—	—	—	333,333	50,000	—	—	50,000

Issuance of common stock for amounts owed to related party	—	—	—	—	—	—	—	—	9,300,000	1,524,814	—	—	1,524,814

Net loss for the period ended December 31, 2006	—	—	—	—	—	—	—	—	—	—		(4,144,575)	(4,144,575)

Balance December 31, 2006	—	$—	—	$—	—	$—	—	$—	52,882,960	$14,828,817	$(7,282,479)	$(10,406,514)	$(2,860,176)

See accompanying notes to the financial statements.

DELEK RESOURCES, INC.

F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS
(Unaudited)

FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005
AND THE PERIOD JULY 1, 2004 (EXPLORATION DATE) TO DECEMBER 31, 2006

	For the six months ended			Period from July 1, 2004 (Exploration date) to
	December 31,			December 31,
	2006	2005		2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,144,575)		$(67,637)	$(10,406,514)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation expense	1,250,000		3,263	5,656,524
Derivative liability expense	2,012,110		—	2,012,110
Amortization of debt discount	35,968		—	35,968
Capital contribution	—		—	20,000
Change in liabilities
Increase in accrued expenses	(9,026)		4,299	24,293
Increase in accrued interest	72,055		—	72,055
Net cash used in operating activities	(783,468)		(60,075)	(2,585,564)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft	—		28	0
Advances from related party	17,714		60,000	1,676,256
Repayments of advances to related party	—		—	(151,442)
proceeds from issuance of convertible debentures	1,725,000		—	1,725,000
proceeds from issuance of common stock	50,000		—	345,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,792,714		60,028	3,594,814

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of short terms investments	(1,175,000)			(1,175,000)
Sale of short term investments	165,750		—	165,750
TOTAL CASH USED IN INVESTING ACTIVITIES	(1,009,250)		—	(1,009,250)

NET INCREASE IN CASH	(4)		(47)	—
CASH — Beginning of period	4		47	—
CASH — End of period	$—		$—	$—

Supplemental disclosure of non cash investing & financing activities:
Cash paid for income taxes		$	$ —	$—
Cash paid for interest expense		$	$ —	$—
common stock issued for amounts due related party	$1,524,814		$—	$1,524,814

See accompanying notes to the financial statements.

DELEK RESOURCES, INC.
F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES
NOTES TO CONDENSED FINANCIAL STATEMENTS
For the Three and Six Months ended December 31, 2006 and 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Delek Corp. (“the Company”) was formed on August 14, 2003 for the purpose of petroleum exploration and production. The Company’s primary focus is on development drilling or producing properties as well as low-cost high potential exploration prospects in North America.

As further discussed in Note B, the Company has been acquired, and financing has been obtained, to facilitate the commencement of petroleum exploration and production operations

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates and assumptions.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash. Cash and bank accounts may at times exceed federally insured limits. The Company believes it is not exposed to any significant credit risk.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proven reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proven reserves, geological and geophysical costs, and costs of carrying and retaining unproven properties are expensed.

Unproven oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company’s experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit or proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

Short term investments

The Company has funds invested with an investment trust. The funds bear interest at a rate of 12% per annum. The funds are not FDIC insured.

Other Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for over the estimated useful lives of the respective assets using the straight-line method for financial reporting purposes and the accelerated method for income tax purposes. Amortization of the leasehold improvements is provided for on the straight-line method over the term of the lease. Maintenance, repairs, and minor renewals are charged to expense as incurred while expenditures that materially increase values, change capacities, or extend useful lives are capitalized.

Research and Development Costs

Generally accepted accounting principles state that costs that provide no discernible future benefits, or allocating costs on the basis of association with revenues or among several accounting periods that serve no useful purpose, should be charged to expense in the period occurred. SFAS No. 2 “Accounting for Research and Development Costs” requires that certain costs be charged to current operations including, but not limited to: salaries and benefits; contract labor; consulting and professional fees; depreciation; repairs and maintenance on operational assets used in the production of prototypes; testing and modifying product and service capabilities and design; and, other similar costs.

Long-Lived Assets and Asset Impairment

It is the Company’s policy to review the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by use of a valuation allowance.

The principal types of temporary differences between assets and liabilities for financial statement and tax return purposes are net operating loss carry forwards.

Loss per Common Share

Basic loss per share is computed by dividing net loss, after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share are computed by dividing net loss by the weighted average number of shares of common stock and potentially dilutive securities outstanding during each period. Potentially dilutive securities have not been included in the computation of diluted loss per share because it would be anti-dilutive.

Revenue Recognition

Revenue will be recognized when earned on the basis of production for drilling operations pursuant of the terms of the relevant mining agreements and SAB 101 and SAB 104.

Recent Accounting Pronouncements:

SFAS No. 154 (“SFAS 154”), Accounting Changes and Error Corrections, was issued in May 2005 and replaces APB Opinion No. 20 and SFAS No. 3 (“SFAS 3”). SFAS No. 154 requires retrospective application for voluntary changes in accounting principle in most instances and is required to be applied to all accounting changes made in fiscal years beginning after December 15, 2005. The Company’s adoption of SFAS No. 154 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations

NOTE C- CONVERTIBLE DEBENTURES

Debenture amount	$2,000,000
Debenture discount	(238,992)
Net debentures	1,761,008
Less long term portion	(933,034)
$827,974

On August 1, 2006, the Company, entered into a Securities Purchase Agreement with Cornell Capital Partners, LP. Pursuant to the Securities Purchase Agreement, the Company issues secured convertible debentures to Cornell Capital Partners in the original principal amount of $2,000,000, of which $1,000,000 was funded following the execution of the Securities Purchase Agreement and $1,000,000 was funded on September 11, 2006, the Company received net proceeds after expenses of $1,725,000. The Company is amortizing the offering costs of $275,000 over the term of the debentures. The secured convertible debentures issued to Cornell Capital Partners, LP have a 36-month term, accrues annual interest of 10%, and can be converted, at the holder’s option, at a conversion price equal to either (a) $0.216 or (b) ninety five percent (95%) of the lowest Volume Weighted Average Price of the Company’s common stock during the thirty (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP. The debenture may be redeemed by the Company at any time, in whole or in part. If on the date of redemption, the closing price of the Company’s common stock is greater than the conversion price in effect, the Company shall pay a redemption premium of 20% of the amount redeemed in addition to such redemption. Upon redemptions, the Company shall issue to Cornell Capital Partners, LP warrants to purchase 25,000 shares of common stock at an exercise price of the of 120% of the bid price of the Company’s common stock on the closing date, as quoted by Bloomberg, LP., for every $100,000 redeemed. During the three and six months ended December 31, 2006 the Company recorded amortization expense of $24,226 and $35,968 and interest expense of $48,081 and $72,055 associated with the debentures.

In connection with the Securities Purchase Agreement, the Company issued two warrants to Cornell Capital Partners, LP. The first warrant issued to Cornell Capital Partners for 4,500,000 shares of the Company’s common stock has an exercise price equal to $0.18, which may be adjusted under the terms of the warrant. The second warrant to Cornell Capital Partners for 4,500,000 shares of the Company’s common stock has an exercise price equal to $0.27, which may be as adjusted under the terms of the warrant. The warrants have a term of five years and shall expire on from August 1, 2011.

NOTE D. DERIVATIVE LIABILITY

On August 1, 2006, the Company issued secured convertible debentures. The Company accounted for all of its outstanding warrants and the convertible feature of it debentures as derivative contracts and recorded a corresponding liability based on the fair value of such derivatives at the measurement dates.

The Company computed the fair value of the outstanding freestanding warrants, convertible debentures and embedded conversion features, at their measurement date, using the Black Scholes valuation model with the following assumptions:

Freestanding warrants

	At issuance	At December 31, 2006
Market price:	$0.18-$.20	$0.16
Exercise price:	$0.17- $0.19	$0.14 - $0.15
Term:	3 - 5 years	3 - 5 years
Volatility:	153%	168%
Risk-free interest rate:	4.70%	4.62%
Number of derivatives:	20,111,111	22,157,895

The Company used the following methodology to value the embedded conversion features and liquidated damages:

The aggregate fair value of the derivatives recorded during the six months ended December 31, 2006 amounted to approximately $3,240,105 at the date of their issuance.

NOTE E - GOING CONCERN

These financial statements have been prepared assuming that the Company will continue as a going concern. The Company has operating and liquidity concerns, has incurred an accumulated deficit of approximately $10,406,514 through the period ended December 31, 2006, and current liabilities exceeded current assets by approximately $1,927,142 at December 31, 2006. The Company continues to pursue additional capital investment. However, there can be no assurance that the Company will be able to successfully acquire the necessary capital to continue their on-going development efforts and bring products to the commercial market. These factors, among others, create an uncertainty about the Company’s ability to continue as a going concern.

NOTE F - BUSINESS COMBINATION

On October 20, 2003, the Company was merged into The Havana Republic, Inc. Under the terms of agreement, Havana issued twenty seven million (27,000,000) shares of common stock to the Company in exchange for 100% of the outstanding shares of the Company. This transaction was recorded as a reverse acquisition. For U.S. federal income tax purposes, it is intended that the merger qualify as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended, and the parties hereto intend that the transactions contemplated by this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Our historical results of operations after the merger will be those of Delek Resources, Inc. Also, balance sheet amounts will be reflected at their historical costs and, thus, no goodwill or other write up of assets will be recorded in the merger transaction.

NOTE G -COMMITMENTS AND MATERIAL AGREEMENTS

In January 2003, the Company entered into written employment agreements with the executive officer. The employment agreement has a three- year term beginning January 2003, and calls for annual compensation of $120,000 per year. The employment contract includes an arrangement for severance pay in the event the employee is terminated without “cause.” In that event, the employee would be entitled to compensation at the Base Salary at the then-effective rate for a period of three months from the date of termination. In July 2006 the executive officer entered into a separate contract for an additional $10,000 per month as long as He is the Sole-Director of the Company.

NOTE H - COMMON STOCK

In July, 2006 the company sold a total of 333,333 units for gross proceeds of $50,000. Each unit consists of one share of common stock at a price of $.15 and one Warrant to purchase a share of common stock at a price of $.25. The warrants expire one year from the date of issuance.

In July 2006 the Company issued a total of 5,500,000 shares of common stock to three consultants for services. The fair market value on the date of issuance was $1,250,000.

In July 2006 the Company issued a 9,300,000 shares of common stock to the Executive Officer in full satisfaction of $210,000 of accrued compensation and $1,314,814 of advances made on behalf of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders
DELEK RESOURCEES, INC.
f/k/a THE HAVANA REPUBLIC, INC.

We have audited the accompanying balance sheet of Delek Resources, Inc. f/k/a The Havana Republic as of June 30, 2006 and the related statements of operations, changes in shareholders’ deficiency and cash flows for 2006 and 2005 and for the period from July 1, 2004 (date exploration stage commenced) to June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delek Resources, Inc. as of June 30, 2006, and the related statements of operations, changes in stockholders’ (deficiency) and cash flows for 2006 and 2005 and for the period July 1, 2004 (date exploration stage commenced) to June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

These financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company has operating and liquidity concerns, has incurred an accumulated deficit of approximately $6,241,939 through the period ended June 30, 2005, and current liabilities exceeded current assets by approximately $1,540,415 at June 30, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to theses matters are also described in Note C. The financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets of the amounts and classification of liabilities that may result from the outcome of these uncertainties.

As further discussed in Note B to the financial statements management has restated their financial statements in consideration of certain errors identified in the previously issued financial statements. The result of this restatement has no effect on the previously issued independent registered public accountants’ report on these financial statements.

/s/ Jewett, Schwartz & Associates
Hollywood, Florida
September 8, 2006 and December 4, 2006 with respect to Note B

2514 HOLLYWOOD BOULEVARD, SUITE 508 HOLLYWOOD, FLORIDA 33020 TELEPHONE (954) 922-5885 FAX (954) 922-5957
MEMBER - AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
FLROIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
PRIVATE COMPANIES PRACTICE SECTION OF THE AICPA
REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD OF THE SEC

DELEK RESOURCES, INC.
(AN EXPLORATION STAGE COMPANY)

F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

BALANCE SHEET
(RESTATED)
JUNE 30, 2006

ASSETS
CURRENT ASSETS
Cash	$4

TOTAL ASSETS	$4

.
LIABILITIES AND SHAREHOLDS' DEFICIT
CURRENT LIABILITIES
Accrued expenses	$15,601
Due to related party	1,524,815
Total current liabilities	1,540,416

SHAREHOLDERS' DEFICIT

Convertible preferred stock - Series A, authorized 2,500 shares, 0 shares issued and outstanding	-
Convertible preferred stock - Series B, authorized 500,000 shares, 0 shares issued and outstanding	-
Convertible preferred stock - Series C, authorized 100 shares, 0 shares issued and outstanding	-
Convertible preferred stock - Series D, authorized 50 shares, 0 shares issued and outstanding	-
Common stock, no par value authorized 300,000,000 shares authorized; 52,882,960 shares issued and outstanding and additional paid-in capital	12,004,003
Accumulated deficit (pre-exploration stage)	(7,282,479)
Accumulated deficit (exploration stage July 1, 2004 to September 30, 2005)	(6,261,936)
TOTAL SHAREHOLDERS' DEFICIT	(1,540,412)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$4

See accompanying auditors' report and notes to the financial statements.

DELEK RESOURCES, INC.
(AN EXPLORATION STAGE COMPANY)

F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

STATEMENTS OF OPERATIONS
(RESTATED)
FOR THE YEAR ENDED JUNE 30, 2006 AND 2005
AND THE PERIOD JULY 1, 2004 (EXPLORATION DATE) TO JUNE 30, 2006

			Period from
			July 1, 2004
	June 30,		(Exploration date to
	2006	2005	June 30, 2006

REVENUES	$—	$—	$—

EXPENSES:
Exploration costs	—	222,469	2,115,282
General and administrative	138,761	162,302	423,525
Stock compensation	3,263	3,719,866	3,723,129
TOTAL OPERATING EXPENSES	142,024	4,104,637	6,261,936

NET LOSS	$(142,024)	$(4,104,637)	$(6,261,936)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED

	$(0.00)	$(0.12)	$(0.18)
WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING - BASIC AND DILUTED	36,238,481	32,965,064	34,601,773

See accompanying auditors' report and notes to the financial statements.

DELEK RESOURCES INC. F/K/A/ THE HAVANA REPUBLIC, INC.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIENCY
(RESTATED)
For the Period June 1, 2005 (Exploration Date) to June 30, 2006

									Common Stock and

	Preferred Stock A		Preferred Stock B		Preferred Stock C		Preferred Stock D		Additional Paid-in Capital		Accumulated Deficit ( Pre-Exploration)	Accumulated Deficit July 1, 2004 (Exploration
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Stage	Stage)	Total

Balance - June 30, 2003	114	$158,078	200,000	$40,000	89.30	$893,248	50	$500,000	633,112	$5,691,153	$(7,282,479)	$-	$-

Cancellation of preferred stock	(114)	(158,078)	(200,000)	(40,000)	(89.30)	(893,248)	(50)	(500,000)	(633,112)	1,591,326			-

Issuance of common stock	-	-	-	-	-	-	-	-	27,000,001	683,395	-	-	683,395

Capital contribution										20,000			20,000

Net loss for the year ended June 30, 2004	-	-	-	-	-	-	-	-	-	-		(2,015,275)	(2,015,275)

Balance June 30, 2004	-	-	-	-	-	-	-	-	27,000,001	7,985,874	(7,282,479)	(2,015,275)	(1,311,880)

Issuance of common stock for services	-	-	-	-	-	-	-	-	8,727,877	3,719,866	-	-	3,719,866

Net loss for the year ended June 30, 2005	-	-	-	-	-	-	-	-	-	-		(4,104,637)	(4,104,637)

Balance June 30, 2005		-	-	-	-	-	-	-	35,727,878	11,705,740	(7,282,479)	(6,119,912)	(1,696,651)

Issuance of common stock for services	-	-	-	-	-	-	-	-	21,750	3,263	-	-	3,263

Sale of common stock	-	-	-	-	-	-	-	-	1,999,999	295,000	-	-	295,000

Net loss for the year ended June 30, 2006	-	-	-	-	-	-	-	-	-	-		(142,024)	(142,024)

Balance June 30, 2006	-	$-	-	$-	-	$-	-	$-	37,749,627	$12,004,003	$(7,282,479)	$(6,261,936)	$(1,540,412)

See accompanying auditors' report and notes to the financial statements.

DELEK RESOURCES, INC.

F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS
(RESTATED)

FOR THE YEARS ENDED JUNE 30, 2006 AND 2005
AND THE PERIOD JULY 1, 2004 (EXPLORATION DATE) TO JUNE 30, 2006

			Period from
			July 1, 2004
			(Exploration date) to
	2006	2005	June 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(142,024)	$(4,104,637)	$(6,261,936)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation expense	3,263	3,719,866	3,723,129
Capital contribution	-	-	20,000
Change in liabilities
Increase in accrued expenses	14,996	444	15,437
Net cash used in operating activities	(123,765)	(384,327)	(2,503,370)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related party	-	384,163	1,696,257
Repayments of advances to related party	(171,278)	-	(171,278)
proceeds from issuance of common stock	295,000	-	978,395
NET CASH PROVIDED BY FINANCING ACTIVITIES	123,722	384,163	2,503,374

NET INCREASE IN CASH	(43)	(164)	4
CASH - Beginning of period	47	211	-
CASH - End of period	$4	$47	$4

Supplemental disclosure of non cash investing & financing activities:
Cash paid for income taxes	$-	$-	$-
Cash paid for interest expense	$-	$-	$-
Capital contribution			$20,000

See accompanying auditors' report and notes to the financial statements.

DELEK RESOURCES, INC.
F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

For the Year Ended June 30, 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Delek Corp. (“the Company”) was formed on August 14, 2003 for the purpose of petroleum exploration and production. The Company’s primary focus is on development drilling or producing properties as well as low-cost high potential exploration prospects in North America.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates and assumptions.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash. Cash and bank accounts may at times exceed federally insured limits. The Company believes it is not exposed to any significant credit risk.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proven reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proven reserves, geological and geophysical costs, and costs of carrying and retaining unproven properties are expensed.

Unproven oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company’s experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit or proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

Other Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for over the estimated useful lives of the respective assets using the straight-line method for financial reporting purposes and the accelerated method for income tax purposes. Amortization of the leasehold improvements is provided for on the straight-line method over the term of the lease. Maintenance, repairs, and minor renewals are charged to expense as incurred while expenditures that materially increase values, change capacities, or extend useful lives are capitalized.

DELEK RESOURCES, INC.
F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

For the Year Ended June 30, 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and Development Costs

Generally accepted accounting principles state that costs that provide no discernible future benefits, or allocating costs on the basis of association with revenues or among several accounting periods that serve no useful purpose, should be charged to expense in the period occurred. SFAS No. 2 “Accounting for Research and Development Costs” requires that certain costs be charged to current operations including, but not limited to: salaries and benefits; contract labor; consulting and professional fees; depreciation; repairs and maintenance on operational assets used in the production of prototypes; testing and modifying product and service capabilities and design and, other similar costs.

Long-Lived Assets and Asset Impairment

It is the Company’s policy to review the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by use of a valuation allowance.

The principal types of temporary differences between assets and liabilities for financial statement and tax return purposes are net operating loss carry forwards.

Loss per Common Share

Basic loss per share is computed by dividing net loss, after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share are computed by dividing net loss by the weighted average number of shares of common stock and potentially dilutive securities outstanding during each period. Potentially dilutive securities have not been included in the computation of diluted loss per share because it would be anti-dilutive.

Revenue Recognition

Revenue will be recognized when earned on the basis of production for drilling operations pursuant of the terms of the relevant mining agreements and SAB 101 and SAB 104.

DELEK RESOURCES, INC.
F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

For the Year Ended June 30, 2006

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock Based Compensation

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123. Effective January 1, 2006, the Company has fully adopted the provisions of SFAS No. 123R and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company applies this statement prospectively.

Recent Accounting Pronouncements

SFAS 155, Accounting for Certain Hybrid Financial Instruments and SFAS 156, Accounting for Servicing of Financial Assets were recently issued. SFAS 155 and 156 have no current applicability to the Company and have no effect on the financial statements.

DELEK RESOURCES, INC.
F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

For the Year Ended June 30, 2006

NOTE B   RESTATEMENT

The financial statements for the year ended June 30, 2005 and 2006 have been restated due to the Company determining that it had improperly recorded its change of control as a Quasi-Reorganization. Accordingly accumulated deficit (pre-exploration stage) and common stock have been restated to give effect to the $7,282,479 of accumulated deficit being re-classed from common stock. In a acquisition, the sole director of the Company contributed $20,000 of services to the Company.

The following table summarizes the effects of the restatement on the Company’s consolidated financial statements as of June 30, 2006:

Consolidated Balance Sheet:	As Reported	As Restated
Accumulated Deficit (Exploration Expense)	$(6,241,939)	$(6,261,936)

Accumulated Deficit (Pre-Exploration Stage)	$-	$(7,282,479)

common stock	$4,701,524	$12,004,003

Total Stockholders’ Equity	$(1,540,415)	$(1,540,412)

The following table summarizes the effects of the restatement on the Company’s consolidated financial statements as of June 30, 2005:

Consolidated Balance Sheet:	As Reported	As Restated
Accumulated Deficit (Exploration Expense)	$(6,099,915)	$(6,119,915)

Accumulated Deficit (Pre-Exploration Stage)	$-	$(7,282,479)

common stock	$4,403,261	$11,705,740

Total Stockholders’ Equity	$(1,696,654)	$(1,696,654)

The following table summarizes the effects of the restatement on the Company’s consolidated financial statements as of June 30, 2004:

Consolidated Income Statement
Exploration Costs	$1,872,813	$1,892,813
Net Loss	($1,995,278)	($2,015,278)

DELEK RESOURCES, INC.
F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

For the Year Ended June 30, 2006

NOTE C - GOING CONCERN

These financial statements have been prepared assuming that the Company will continue as a going concern. The Company has operating and liquidity concerns, has incurred an accumulated deficit of approximately $6,241,939 through the period ended June 30, 2006, and current liabilities exceeded current assets by approximately $1,540,415 at June 30, 2006. The Company continues to pursue additional capital investment. However, there can be no assurance that the Company will be able to successfully acquire the necessary capital to continue their on-going development efforts and bring products to the commercial market. These factors, among others, create an uncertainty about the Company’s ability to continue as a going concern.

NOTE D - DUE TO RELATED PARTY

The Company’s executive officer has paid on behalf of the Company exploration and operating expenses. As of June 30, 2006 the executive had paid a total of $1,164,815. In addition the executive is owed a total of $360,000 for accrued salary. The amounts are non interest bearing and are payable upon demand.

DELEK RESOURCES, INC.
F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

For the Year Ended June 30, 2006

NOTE E - BUSINESS COMBINATION

As of October 23, 2003, the Company concluded its period of reorganization by merging with Delek Corp. a Company formed on August 14, 2003 to engage in petroleum exploration and production.

On October 20, 2003, the Company was merged into The Havana Republic, Inc. Under the terms of agreement, Havana issued twenty seven million (27,000,000) shares of common stock to the Company in with a fair market value of $683,395 on the date of issuance for 100% of the outstanding shares of the Company. This transaction was recorded as a quasi reorganization. pursuant to ARB 43. These rules require the revaluation of all assets and liabilities to their current values through a current charge to earnings and the elimination of any deficit in retained earnings by charging paid-in-capital. From October 23, 2003 forward, the Company has recorded net income (and net losses) to retained earnings and (accumulated deficit).

NOTE F - INCOME TAXES

As of June 30, 2006, the Company had deferred tax assets of approximately $2,122,259 resulting from net operating loss carryforwards of approximately $6,241,936 for tax purposes which are available to offset future taxable income, if any through 2026. As utilization of the net operating loss carryforwards is not assured, the deferred income tax asset has been fully reserved through the recording of a 100% valuation allowance.

As of June 30, 2006 the components of the net deferred tax asset are as follows:

Deferred tax Assets:

Net operating loss carryforward:	$6,241,936
Valuation allowance:	(6,241,936

Net deferred tax	$—

The reconciliation of the effective income tax rate to the federal statutory rates are as follows for June 30, 2006 and 2005:

Federal income tax rate	(34.0)%
Valuation allowance	34.0%

Effective tax rate

NOTE G — COMMITMENTS AND MATERIAL AGREEMENTS

In January 2003, the Company entered into written employment agreements with the executive officer. The employment agreement has a three- year term beginning January 2003, and calls for annual compensation of $120,000 per year. The employment contract includes an arrangement for severance pay in the event the employee is terminated without “cause.” In that event, the employee would be entitled to compensation at the base salary at the then-effective rate for a period of three months from the date of termination. All salary prior to October 23, 2003 (date of Quasi-reorganization) have been forgiven. The employment agreement has been terminated in January 2006. At June 30, 2006, there was $360,000 in accrued salary. The Company and the executive officer intend to enter into a definitive employment agreement containing similar terms and conditions by the end of 2006.

DELEK RESOURCES, INC.
F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

For the Year Ended June 30, 2006

NOTE H — STOCKHOLDERS’ EQUITY

common stock

On July 24, 2003, the Company effectuated a 1 for 300 reverse stock split of the Company’s outstanding common stock. The principal effect of the reverse stock split was that the number of shares of the Company’s common stock issued and outstanding was reduced from 189,941,113 shares as of June 30, 2003 to approximately 633,133 shares. In addition, the Company’s authorized number of shares of common stock was reduced from 500,000,000 shares of common stock to 1,666,666 shares of common stock. Following the reverse stock split, the Company amended the Company’s Articles of Incorporation to increase of the Company’s authorized number of shares of common stock (post split) from 1,666,666 to 300,000,000 authorized shares of common stock. The preferred shareholders of the Company have agreed to the cancellation or conversion of their preferred shares. Although shareholders have approved the right to a change in the domicile of the Company, management has not determined when or if to implement a change of domicile.

On October 20, 2003, the Company was merged into The Havana Republic, Inc. Under the terms of the agreement, Havana issued twenty seven million (27,000,000) shares of common stock with a fair market of $683,395 on the date of issuance to the Company in exchange for 100% of the outstanding shares of the Company.

During the year ended June 30, 2005 the Company issued a total of 6,294,801 shares of common stock with a fair market value of $3,719,866 for services.

During the year ended June 30, 2006 the Company issued a total of 21,750 shares of common stock with a fair market value of $3,263 for services.

During the year ended June 30, 2006 the Company sold a total of 1,999,999 units for gross proceeds of $295,000. Each unit consists of one share of common stock at a price of $.15 and one Warrant to purchase a share of common stock at a price of $.25. The warrants expire one year from the date of issuance.

NOTE I—SUBSEQUENT EVENTS

In July 2006 the Company sold a total of 333,332 units for gross proceeds of $50,000. Each unit consists of one share of common stock at a price of $0.15 and one Warrant to purchase a share of common stock at a price of $0.25. The warrants expire one year from the date of issuance.

On July 31, 2006 the Company, issued at total of 14,800,000 shares of the Company’s common stock, as follows: 9,300,000 shares of common stock to Leonard Sternheim, a director of the Company, in cancellation of debt owed by the Company to Mr. Sternheim; 2,000,000 shares of common stock for legal services; 2,000,000 shares of common stock for consulting services; 1,500,000 shares of common stock to for consulting services.

DELEK RESOURCES, INC.
F/k/a THE HAVANA REPUBLIC, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

For the Year Ended June 30, 2006

NOTE H—SUBSEQUENT EVENTS (continued)

On August 1, 2006, the Company entered into a Securities Purchase Agreement with Cornell. Pursuant to the Securities Purchase Agreement, the Company issued secured convertible debentures to Cornell in the original principal amount of $2,000,000, of which $1,000,000 will be funded following the execution of the Securities Purchase Agreement and $1,000,000 will be funded two business days prior to the date a registration statement is filed with the U.S. Securities and Exchange Commission. The secured convertible debenture in the amount of $1,000,000 issued to Cornell on August 1, 2006 has a 36-month term, accrues annual interest of 10%, and can be converted, at the holder’s option, at a conversion price equal to either (a) $0.216 or (b) ninety five percent (95%) of the lowest Volume Weighted Average Price of the Company’s common stock during the thirty (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP. The debenture may be redeemed by the Company at any time, in whole or in part. If on the date of redemption, the closing price of the Company’s common stock is greater than the conversion price in effect, the Company shall pay a redemption premium of 20% of the amount redeemed in addition to such redemption. Upon redemption, the Company shall issue to Cornell, LP warrants to purchase 25,000 shares of common stock at an exercise price of the of 120% of the bid price of the Company’s common stock on the closing date, as quoted by Bloomberg, LP., for every $100,000 redeemed. The secured convertible debenture is secured by substantially all the assets of the Company. The second convertible debentures to be issued prior to the date of the filing of a registration statement by the Company shall have the same terms, as described above. In connection with the Securities Purchase Agreement, the Company issued two warrants to Cornell. The first warrant issued to Cornell for 4,500,000 shares of the Company’s common stock has an exercise price equal to $0.18, which may be adjusted under the terms of the warrant. The second warrant to Cornell for 4,500,000 shares of the Company’s common stock has an exercise price equal to $0.27, which may be as adjusted under the terms of the warrant. The warrants have a term of five years and shall expire on from August 1, 2011.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Delek Resources, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

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This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:
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☐	except the common stock offered by this prospectus;	PROSPECTUS
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☐	in any jurisdiction in which the offer or solicitation is not authorized;

☐	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;	8,358,888 Shares of common stock

☐	to any person to whom it is unlawful to make the offer or solicitation; or

☐	to any person who is not a United States resident or who is outside the jurisdiction of the United States.	DELEK RESOURCES, INC.

The delivery of this prospectus or any accompanying sale does not imply that:

☐	there have been no changes in the affairs of Delek Resources, Inc. after the date of this prospectus; or
__________, 2007
☐	the information contained in this prospectus is correct after the date of this prospectus.

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Until _________, 2007, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law. We are also a party to indemnification agreements with each of our directors and officers. The Registrant has also agreed to indemnify the selling shareholders named in the Registration Statement against certain liabilities, including liabilities under the Securities Act.

The bylaws of the registrant provide that, to the fullest extent permitted by applicable law, the registrant shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the registrant or was serving at the request of the registrant.

The registrant has not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its certificate of incorporation and bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Delek Resources will pay all expenses in connection with this offering.

Commission Registration Fee	$180.00
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$17,320.00

TOTAL	$85,000.00

ITEM 26. SALES OF UNREGISTERED SECURITIES

During the past three years the registrant has issued the following securities without registration under the Securities Act of 1933, as amended:

On August 1, 2006, we entered into a Securities Purchase Agreement pursuant to which we may sell to Cornell convertible debentures in the aggregate principal amount of $2,000,000, plus accrued interest. The secured convertible debentures are convertible, at Cornell Capital Partner’s discretion, into shares of our common stock. Out of the total principal amount of $1,000,000, in August 2006, we received net proceeds of $825,000 on August 3, 2006. The remaining $1,000,000, representing the second tranche of the gross proceeds, was funded on September 12, 2006. The secured convertible debentures issued to Cornell on August 1, 2006 have a 36-month term, accrue annual interest of 10%, and can be converted, at the holder’s option, at a conversion price equal to either (a) $0.216 or (b) ninety five percent (95%) of the lowest volume weighted average price of our common stock during the thirty (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP. The debentures may be redeemed by the Company at any time, in whole or in part. If on the date of redemption, the closing price of our common stock is greater than the conversion price in effect, we shall pay a redemption premium of 20% of the amount redeemed in addition to such redemption. Upon redemptions, we shall issue to Cornell warrants to purchase 25,000 shares of common stock at an exercise price of 120% of the bid price of our common stock on the closing date, as quoted by Bloomberg, LP, for every $100,000 redeemed. The secured convertible debenture is secured by substantially all our assets. In connection with the Securities Purchase Agreement, we issued two warrants to Cornell. The first warrant issued to Cornell for 4,500,000 shares of our common stock has an exercise price equal to $0.18, which may be adjusted under the terms of the warrant. The second warrant to Cornell for 4,500,000 shares of our common stock has an exercise price equal to $0.27, which may be as adjusted under the terms of the warrant. The warrants have a term of five years and shall expire on from August 1, 2011.

Effective July 31, 2006, we issued 16,100,000 shares of our common stock to the following individuals and entities: 9,300,000 shares of common stock to Leonard Sternheim, a director of the Company, in cancellation of debt owed by us to Mr. Sternheim; 2,000,000 shares of common stock to Joseph I. Emas for legal services; 2,000,000 shares of common stock to Kent Couillard for consulting services; 1,500,000 shares of common stock to Isaac Sternheim & Co. for consulting services; and 1,300,000 shares of common stock to three investors pursuant to a private placement offering.

In connection with private placements we issued the following stock in June and July of 2006: on June 12, 2006, we issued to Harvey Smades 1,333,333 shares of our common stock; on June 27, 2006, we issued to Clarence Cahell 666,666 shares of our common stock, and on July 6, 2006, we issued 333,333 shares to KCSD, Inc.

During the quarter ended March 31, 2006 the company sold to various investors a total of 1,966,666 ‘units’ for gross proceeds of $295,000. Each unit consists of one share of common stock at a price of $0.15 and one warrant to purchase a share of common stock at a price of $0.25. The warrants expire one year from the date of issuance.

During the fiscal year ended June 30, 2005 we issued a total of 6,294,801 shares of common stock with a fair market value of $3,719,866 for services, to various entities and individuals.

ITEM 27. EXHIBITS

Exhibits Required By Item 601 Of Regulation S-B

The exhibits listed below and designated as “provided herewith” (rather than incorporated by reference) follow the signature page to this Prospectus in sequential order.

EXHIBIT NO.	DESCRIPTION	LOCATION

2.1	Plan of Merger Agreement, dated November 6, 1997	Incorporated by reference as Exhibit 2.1 to the current Form SB-2 filed on November 21, 1997 (file number: 33340799)

2.2	Articles of Merger	Incorporated by reference as Exhibit 2.2 to the current Form SB-2 filed on November 21, 1997 (file number: 33340799)

3.1	Amended and Restated Articles of Incorporation	Incorporated by reference as Exhibit 3.1 to the current Form SB-2 filed on November 21, 1997 (file number: 33340799)

3.2	Articles of Amendment to the Articles of Incorporation of The Havana Republic, Inc., dated May 26, 2004	Incorporated by reference as Exhibit 3.2 to Form 10-KSB filed on September 12, 2006

3.3	Articles of Amendment to the Articles of Incorporation of The Havana Republic, Inc., dated July 18, 2003	Incorporated by reference as Exhibit 3.3 to Form 10-KSB filed on September 12, 2006

3.4	Bylaws	Incorporated by reference as Exhibit 3.2 to the current Form SB-2 filed on November 21, 1997 (file number: 33340799)

5.1	Legal Opinion re: legality	To be filed by amendment

10.1	Securities Purchase Agreement, dated as of August 1, 2006, by and between Delek Resources, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.1 to the current Form 8-K filed on August 4, 2006

EXHIBIT NO.	DESCRIPTION	LOCATION

10.2	Secured Convertible Debenture, dated August 1, 2006, issued by Delek Resources, Inc. to Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.5 to the current Form 8-K filed on August 4, 2006

10.3	Investor Registration Rights Agreement, dated as of August 1, 2006, by and between Delek Resources, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.2 to the current Form 8-K filed on August 4, 2006

10.4	Insider Pledge and Escrow Agreement, dated as of August 1, 2006, by and among Leonard Sternheim, Cornell Capital Partners, LP and David Gonzalez, Esq.	Incorporated by reference as Exhibit 10.4 to the current Form 8-K filed on August 4, 2006

10.5	Security Agreement, dated as of August 1, 2006, by and between Delek Resources, Inc. and Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.3 to the current Form 8-K filed on August 4, 2006

10.6	Warrant, dated as of August 1, 2006, issued by Delek Resources, Inc. to Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.6 to the current Form 8-K filed on August 4, 2006

10.7	Warrant, dated as of August 1, 2006, issued by Delek Resources, Inc. to Cornell Capital Partners, LP	Incorporated by reference as Exhibit 10.7 to the current Form 8-K filed on August 4, 2006

10.8	Employment Agreement with Leonard Sternheim	Incorporated by reference as Exhibit 10.8 to Form 10-KSB filed on September 12, 2006

10.9	Participation Agreement, by and among Delek Resources, Inc. and certain signatories thereto	Incorporated by reference as Exhibit 10.9 to Form 10-KSB filed on September 12, 2006

14.1	Code of Ethics	Incorporated by reference as Exhibit 14 to Form 10-QSB filed on May 19, 2004

23.1	Consent of Independent Auditors	Provided herewith

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)  Include any Prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)  Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  Include any additional or changed information on the plan of distribution.

(2)  For determining liability under the 1933 Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the Offering of such securities at that time to be the initial bona fide Offering.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4)  For determining liability of the undersigned small business issuer under the 1933 Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary Offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary Prospectus or Prospectus of the undersigned small business issuer relating to the Offering required to be filed pursuant to Rule 424;

(ii)  Any free writing Prospectus relating to the Offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)  The portion of any other free writing Prospectus relating to the Offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the Offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our director, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the 1933 Act to any purchaser that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on March 15, 2007.

Delek Resources, Inc.

Date: March 15, 2007	By:	/s/ Leonard Sternheim
	Name:	Leonard Sternheim
	Title:	Chief Executive Officer, Principal Executive Officer Acting Chief Financial Officer and Principal Accounting Officer

In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Leonard Sternheim	Date:	March 15, 2007
Leonard Sternheim Chief Executive Officer, Principal Executive Officer Acting Chief Financial Officer, Principal Accounting Officer and Director